Exhibit 99.2

REPORT TO HOLDERS AND INDENTURE TRUSTEE

$450,000,000 PRINCIPAL AMOUNT OF

9 1/2% SENIOR NOTES DUE 2014 OF HUGHES NETWORK SYSTEMS, LLC

AND HNS FINANCE CORP.

PREPARED IN ACCORDANCE WITH

QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTER ENDED MARCH 31, 2006

HUGHES NETWORK SYSTEMS, LLC

(Exact name of registrant as specified in its charter)

Delaware	11-3735091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11717 Exploration Lane, Germantown, Maryland	20876
(Address of principal executive offices)	(Zip Code)

(301) 428-5500

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☐     No ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act).

Yes ☐     No ☒

The number of the registrant’s membership interests outstanding as of May 15, 2006 was as follows:

Class A Membership Interests:	95,000
Class B Membership Interests:	4,650

HUGHES NETWORK SYSTEMS, LLC

REPORT TO HOLDERS AND INDENTURE TRUSTEE

$450,000,000 PRINCIPAL AMOUNT OF

9 1/2% SENIOR NOTES DUE 2014 OF HUGHES NETWORK SYSTEMS, LLC

AND HNS FINANCE CORP.

PREPARED IN ACCORDANCE WITH

QUARTERLY REPORT ON FORM 10-Q

IMPORTANT INFORMATION REGARDING THIS REPORT

Readers should consider the following information as they review this Report.

EXPLANATORY NOTE

This Report (this “Report”) to the Trustee (as defined below) and Holders of $450,000,000 principal amount of 9 1/2% Senior Notes due 2014 (the “Notes”) of Hughes Network Systems, LLC (the “Company”) and HNS Finance Corp. (“HNS Finance” and together with the Company, the “Issuers”) has been prepared in all material respects in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to a Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006. This Report has been prepared in accordance with the obligations of the Company under Section 4.03 of the Indenture dated as of April 13, 2006 (the “Indenture”) among the Issuers, each of the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to the Notes and is not being filed with the SEC as it would not be accepted by the SEC for filing because the Company has not yet filed a registration statement with the SEC.

SUBSEQUENT EVENTS

All statements contained in this Report, including the forward-looking statements discussed in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are made as of May 15, 2006, unless those statements are expressly made as of another date. We disclaim any responsibility for the correctness of any information contained in this Report to the extent such information is affected or impacted by events, circumstances, or developments occurring after May 15, 2006, or by the passage of time after such date and, except as required by applicable securities laws, we do not intend to update such information.

DOCUMENT SUMMARIES

Statements contained in this Report referring to documents and agreements are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the documents and agreements will be made available to you without charge by making a written or oral request to us.

PART I – FINANCIAL INFORMATION

Item 1.	Financial Statements

HUGHES NETWORK SYSTEMS

CONDENSED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	Consolidated Successor March 31, 2006	Consolidated Successor December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$77,603	$113,267
Short-term investments	15,516	13,511
Receivables, net	178,537	200,982
Inventories, net	72,753	73,526
Prepaid expenses and other	43,736	48,672

Total Current Assets	388,145	449,958

Property, net	246,925	259,578
Capitalized software costs, net	26,237	16,664
Intangible assets, net	31,540	—
Other assets	32,430	30,324

Total Assets	$725,277	$756,524

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$56,696	$51,294
Short term borrowings	27,105	29,616
Accrued liabilities	97,245	130,601
Due to affiliates	371	18,960

Total Current Liabilities	181,417	230,471

Long-term debt	344,557	342,406
Due to affiliates - long term	—	8,967
Other long-term liabilities	12,907	3,494

Total Liabilities	538,881	585,338

Commitments and contingencies
Minority interests	6,527	6,594
Equity
Class A membership units	175,841	125,768
Class B membership units	—	—
Retained earnings	194	46,571
Accumulated other comprehensive income (loss)	3,834	(7,747)

Total Equity	179,869	164,592

Total Liabilities and Equity	$725,277	$756,524

Reference should be made to the Notes to the Condensed Financial Statements.

HUGHES NETWORK SYSTEMS

CONDENSED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Consolidated Successor	Combined Consolidated Predecessor
	Three Months Ended March 31,
	2006	2005
Revenues
Services	$105,234	$96,840
Hardware sales	91,558	81,391

Total Revenues	196,792	178,231

Operating Costs and Expenses
Cost of services	72,451	69,954
Cost of hardware products sold	73,672	67,183
Research and development	7,937	15,464
Sales and marketing	19,705	20,828
General and administrative	12,972	18,553
Amortization of intangibles	1,067	—

Total Operating Costs and Expenses	187,804	191,982

Operating income (loss)	8,988	(13,751)
Interest expense	(9,394)	(1,014)
Other income, net	1,087	321

Income (loss) before income taxes	681	(14,444)
Income tax (expense) benefit	(487)	81

Net Income (Loss)	$194	$(14,363)

Reference should be made to the Notes to the Condensed Financial Statements.

HUGHES NETWORK SYSTEMS

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Consolidated Successor	Combined Consolidated Predecessor
	Three Months Ended March 31,
	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$194	$(14,363)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	7,129	11,264
Amortization of debt issuance cost	364	—
Equity plan compensation expense	59	—
Change in other operating assets and liabilities:
Receivables, net	23,711	20,751
Inventories, net	929	(3,074)
Prepaid expenses and other	5,489	(14,739)
Accounts payable	(11,072)	(28,321)
Accrued liabilities and other	(37,980)	(18,621)

Net Cash Used in Operating Activities	(11,177)	(47,103)

Cash Flows from Investing Activities
Change in restricted cash	—	(787)
Purchase of short-term investments, net	(2,015)	—
Expenditures for property	(11,354)	(14,120)
Proceeds from sale of property	42	—
Expenditures for capitalized software	(4,562)	(2,585)
Other, net	(68)	(367)

Net Cash Used in Investing Activities	(17,957)	(17,859)

Cash Flows from Financing Activities
Net (decrease) increase in notes and loans payable	(934)	8,441
Contributions from prior parent, net	—	70,577
Long-term debt borrowings	2,714	8,452
Repayment of long-term debt	(8,533)	(22,967)

Net Cash (Used in) Provided by Financing Activities	(6,753)	64,503

Effect of exchange rate changes on cash and cash equivalents	223	4,526

Net (decrease) increase in cash and cash equivalents	(35,664)	4,067
Cash and cash equivalents at beginning of the period	113,267	14,807

Cash and cash equivalents at end of the period	$77,603	$18,874

Supplemental Cash Flow Information
Cash paid for interest	$7,997	$875
Cash paid for income taxes	$1,076	$189
Supplemental Non-Cash disclosure due to acquisition by Hughes Communications, Inc.
Increase in assets acquired	$19,506
Increase in liabilities assumed	(8,316)

Increase in net assets acquired	$11,190

Reference should be made to the Notes to the Condensed Financial Statements.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

Note 1: Description of Transactions

Hughes Network Systems, LLC (“HNS” or the “Company”) became a wholly owned subsidiary of Hughes Communications, Inc. (“HCI”) on January 1, 2006. Accordingly, the Company’s results are consolidated with HCI and, as of January 1, 2006, the bases of the Company’s assets and liabilities have been adjusted to their fair values (see Note 5). The following summarizes the series of transactions that resulted in the Company becoming a wholly owned subsidiary of HCI.

On April 22, 2005, Hughes Network Systems, LLC (“HNS” or the “Company”) consummated the transactions contemplated by the Contribution and Membership Interest Purchase Agreement dated December 3, 2004, as amended (the “December 2004 Agreement”) among the Company, SkyTerra Communications, Inc. (“SkyTerra”), The DIRECTV Group, Inc. (“DTVG”), and DTV Networks Systems, Inc., formerly known as Hughes Network Systems, Inc. (“DTV Networks”). Pursuant to the terms of the December 2004 Agreement, DTV Networks contributed to HNS substantially all of the assets and certain liabilities of its very small aperture terminal (“VSAT”), mobile satellite, and terrestrial microwave businesses (collectively, the “Business”) along with certain portions of its investment in SPACEWAY, a satellite-based broadband network system that is under development (“SPACEWAY”). Pursuant to the terms of the December 2004 Agreement, the Company paid DTV Networks $190.7 million, subject to certain adjustments at closing based principally upon the value of HNS’ working capital (as defined in the December 2004 Agreement). In connection with the consummation of the January 2006 Transaction on January 1, 2006, as described below, the Company paid DTV Networks $10.0 million with respect to the working capital and other purchase price adjustments. Pursuant to the terms of the December 2004 Agreement, DTVG retained responsibility for all of the pre-closing domestic and international tax liabilities of the Company and is entitled to any refunds. The Company has recorded a liability in the balance sheet for the estimated amount the Company may be required to pay to DTVG resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005.

To finance, among other things, the $190.7 million payment made to DTV Networks, on April 22, 2005, the Company issued $325.0 million of term indebtedness and obtained a $50.0 million revolving credit facility. Immediately following the payment by the Company, SkyTerra acquired 50% of the Class A membership units of the Company from DTV Networks for $50.0 million in cash and 300,000 shares of SkyTerra’s common stock. The events of April 22, 2005 described herein are collectively referred to as the “April 2005 Transaction.”

On November 10, 2005, Hughes Communications, Inc. (“HCI”), then a wholly owned subsidiary of SkyTerra, entered into the Membership Interest Purchase Agreement (the “November 2005 Agreement”) with DTVG to acquire the remaining 50% of the Class A membership interests of the Company for $100.0 million in cash. The closing of this transaction (the “January 2006 Transaction”) occurred on January 1, 2006. On December 31, 2005, SkyTerra contributed to HCI the Class A membership interests it acquired in connection with the April 2005 Transaction. Concurrently with the November 2005 Agreement, the parties thereto entered into agreements governing their relationship after the closing.

On February 21, 2006, SkyTerra distributed shares of HCI stock on a pro-rata basis to each SkyTerra shareholder, resulting in HCI and SkyTerra each being publicly traded companies. As of that date, SkyTerra no longer owns any HCI stock and accordingly no longer has an equity interest in the Company.

On April 13, 2006 the Company completed an offering of $450.0 million of 9.5% senior notes due in 2014 (the “Senior Notes”). With a portion of the proceeds of the Senior Notes, the Company repaid the $325.0 million of term indebtedness and amended the terms of the $50.0 million revolving credit facility (see Note 10).

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Note 2: Organization

The Company is a Delaware limited liability company. The Limited Liability Company Agreement of Hughes Network Systems, LLC, as amended, (the “LLC Agreement”), provides for two classes of membership units. The Class A membership units, which have voting rights, are purchased by investors in the Company. The Class B membership units, which do not have voting rights, are available for grant to employees, officers, directors, and consultants in exchange for the performance of services. HCI serves as the Managing Member of the Company, as defined in the LLC Agreement. As of March 31, 2006, there were 95,000 Class A membership units outstanding and 4,650 Class B membership units outstanding.

Note 3: Description of Business

The Company is a leading provider of network services that utilize VSATs to distribute signals via satellite. The Company’s services and products serve a variety of consumers, small and medium sized businesses (“SMBs”) and enterprise customers worldwide. VSAT networks utilize satellite communications as a means of connecting participants in private and shared data networks and are typically used by enterprises with a large number of geographically dispersed locations to provide reliable, scalable, and cost-effective applications such as credit card verification, inventory tracking and control, and video teleconferencing. The Company also operates a VSAT service that provides broadband Internet access to consumers and SMBs.

The Company also provides hardware and point-to-multipoint networking systems solutions to customers with mobile satellite telephony systems or terrestrial microwave radio transmission systems, respectively. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by the Company. As with the VSAT systems, the Company also provides ongoing network support services under contracts with its mobile satellite or terrestrial transmission systems customers.

SPACEWAY is a next-generation digital satellite communications system designed to utilize high-capacity Ka-band satellites and spot beam technology to offer site-to-site network connectivity at faster data rates than that of existing Ku-band satellite connections. The system is designed to offer full-mesh, single-hop connectivity between user terminals by means of an end-to-end digital communications system. The Company expects to launch its SPACEWAY 3 satellite in early 2007 and introduce service in North America on SPACEWAY’s network later in 2007.

Note 4: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and following the guidance of Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the U.S. Securities and Exchange Commission, and include the assets, liabilities, operating results, and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or otherwise controlled by the Company. As permitted under such rules, certain notes and other financial information normally required by general accepted accounting principles in the United States have been condensed or omitted; however, they do include such notes and financial information sufficient so as to make the interim information presented not misleading. These condensed financial statements should be read in conjunction with the audited consolidated financial statements and related notes of the Company as of December 31, 2005, and for the period from April 23, 2005 to December 31, 2005, and the combined consolidated financial statements of the Predecessor as of December 31, 2004, and for the periods from January 1, 2005 to April 22, 2005, and for the years ended December 31, 2004 and 2003, each as included in the Annual Report on Form 10-K of HCI filed with the Securities and Exchange Commission on April 17, 2006.

Pursuant to the December 2004 Agreement, DTV Networks prepared “carved-out” historical financial statements for the Business and SPACEWAY as if they comprised a separate limited liability company and on the basis of

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

presentation described herein. The financial results for the three months ended March 31, 2005 of DTV Networks included herein are referred to as “Predecessor” results, and the financial results for three months ended March 31, 2006 of HNS included herein are referred to as “Successor” results. Carryover of DTV Networks’ basis was used to establish the beginning balances of the Company’s accounts. As of January 1, 2006, the Company became a wholly owned subsidiary of HCI. The Company’s financial statements from that date forward are consolidated by HCI and the basis of the Company’s assets and liabilities has been adjusted to their fair values (see Note 5). Management believes the assumptions regarding the financial statements are reasonable. All accounts and transactions among consolidated entities have been eliminated.

DTV Networks participated in DTVG’s centralized cash management system. DTVG used concentration accounts to sweep DTV Networks’ cash receipts to its banks and provided cash to DTV Networks as needed for operating purposes. Accordingly, DTVG had provided funding for the working capital and capital expenditure requirements of DTV Networks in the form of equity capital contributions having no formal repayment terms or interest requirements.

DTVG performed certain functions for DTV Networks that are now separately performed by the Company as a stand-alone entity. The functions performed by DTVG that have been replaced by the Company include the treasury, audit, and income tax functions. The Predecessor financial statements reflect the Company’s estimate of the costs that were incurred by DTVG on the Company’s behalf for these functions. In addition, DTVG performed the Company’s risk management function and DTV Networks participated in certain employee benefit programs that were administered by DTVG, and DTVG allocated to DTV Networks its portion of the costs of these functions and programs. Costs for these functions and programs were allocated on a specific identification basis or a methodology consistent with the nature of the service, such as payroll or headcount. Management believes the allocation methodology is reasonable.

Subsequent to the April 2005 Transaction, the Company established its own risk management and employee benefit programs. The costs of the services performed by DTVG for DTV Networks and the allocations of risk management and employee benefit program costs reflected in the financial statements amounted to $9.4 million for the three months ended March 31, 2005.

Although management believes that the actual costs the Company incurs on a stand-alone basis are not materially different than the costs reflected in the Predecessor financial statements, the Predecessor financial information included herein may not reflect the financial position, operating results, and cash flow of the Company had it been a separate stand-alone entity during the periods presented.

Business Combinations and Intangible Assets

HNS accounts for business combinations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”). Intangible assets acquired in connection with business combinations which have definite lives are amortized over their estimated useful lives. The estimated useful lives are based on estimates of the period during which the assets will generate revenue. Intangible assets with definite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may no longer be recoverable.

Income Taxes

HNS is a limited liability company, and as such, U.S. Federal and domestic state income taxes (in the states which tax limited liability companies as partnerships) are the direct responsibility of its members. DTV Networks participated in the filing of consolidated U.S. Federal and domestic state income tax returns with DTVG, and DTV Networks incurred operating losses in each of the seven years prior to the April 2005 Transaction. Under the terms of the December 2004 Agreement, DTVG retained the tax benefits from these net operating losses and has responsibility for all of the pre-closing domestic and international income tax liabilities of DTV Networks. Income tax expense represents taxes associated with the Company’s international subsidiaries and state taxes in the states which tax limited liability companies as taxable corporations.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents. While a component of DTVG, DTV Networks participated in the centralized cash management system of DTVG, wherein cash receipts were transferred to and cash disbursements were funded by DTVG on a daily basis.

Short-term Investments

The Company considers all debt securities with original maturities of more than ninety days but less than one year as short-term investments and determines the appropriate classification of such securities in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. All short-term investments at March 31, 2006 have been classified as available-for-sale. Available-for-sale securities are stated at fair value with the related unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). At March 31, 2006 and December 31, 2005, the cost basis and fair value of available-for-sale securities was $15.5 million and $13.5 million, respectively.

Restricted Cash

Restricted cash deposits expiring within one year are included in prepaid expenses and other, and deposits expiring beyond one year are included in other assets in the accompanying balance sheets. At March 31, 2006 and December 31, 2005, the Company had $4.9 million of restricted cash which secures certain letters of credit. All of the underlying letters of credit expire in 2006. Restrictions on the cash will be removed as the letters of credit expire. In connection with the April 2005 Transaction, restricted cash held at April 22, 2005 was distributed to DTV Networks. At March 31, 2005, restricted cash of $2.8 million represented cash deposited to secure certain letters of credit and obligations of DTV Networks and DTV Networks’ majority-owned foreign subsidiaries.

Property and Depreciation

Property is carried at cost, which includes construction costs and capitalized interest for qualifying projects. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease.

Stock-Based Compensation

On January 1, 2003, the Company adopted the fair value based method of accounting for stock-based employee compensation of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123” (“SFAS No. 123”). Under this method, compensation expense equal to the fair value of the stock-based award at grant is recognized over the course of its vesting period. When SFAS No. 123 was initially adopted, the Company elected to follow the prospective method of adoption, which resulted in the recognition of fair value based compensation cost in the statements of operations for stock options and other stock-based awards granted to employees or modified on or after January 1, 2003.

On January 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share Based Payment”, a revision of SFAS No. 123, (“SFAS No. 123R”). SFAS No. 123R requires entities to recognize compensation expense for all shared-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123R provides entities two transition methods. Under the modified prospective method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date. The modified retrospective method is a variation of the modified prospective method, except entities can restate all prior periods presented or prior interim periods in the year of adoption using the amounts previously presented in the pro forma disclosure required by SFAS No. 123. HNS has elected to use the modified prospective method. As HNS previously accounted for share-based payments using the fair value method under SFAS No. 123, the adoption of SFAS No. 123R had no material impact on HNS’ results of operations or financial position.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

New Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” (“SFAS No. 154”). SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effective of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005, however the statement does not change the transition provisions of any existing accounting pronouncements. The adoption of SFAS No. 154 had no material impact on the results of HNS’ operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” (“SFAS No. 155”), an amendment to FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. HNS does not expect the adoption of SFAS No. 155 to have a material impact on its results of operations or financial position.

Reclassifications

Certain reclassifications have been made to the prior period’s financial statements to conform to the current period’s presentation.

Note 5: Acquisition by Hughes Communications, Inc.

Upon the closing of the January 2006 Transaction, the Company became a wholly owned subsidiary of HCI. In accordance with SFAS No. 141, the Company has allocated the total purchase price paid by SkyTerra and HCI in the April 2005 Transaction and the January 2006 Transaction to its assets acquired and liabilities assumed at their estimated fair value. Management determined the preliminary fair value based upon a number of factors, including the use of a preliminary independent appraisal of property and equipment and intangible assets. The estimated excess of the fair value of the net assets acquired over the amount paid of approximately $359.2 million has been reflected as a reduction of fair value, on a pro rata basis, of long lived assets in accordance with SFAS No. 141. The estimated fair value is preliminary and subject to revision, including the finalization of the valuation of property and equipment and intangible assets and evaluation of the Company’s other long lived assets and non-current liabilities, which is expected to be completed in the second half of 2006. The final valuation will be based on the actual assets acquired and liabilities assumed at the acquisition date and management’s consideration of the independent appraisal work. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction to the Company. The following table summarizes the estimated fair values of the assets acquired, less the excess of fair value over acquisition cost, and liabilities assumed as of January 1, 2006, however the allocation is subject to refinement. Based on this valuation, the purchase price has been allocated as follows (dollars in thousands):

Cash consideration ($50,000 paid in April 2005, $100,000 paid in January 2006)	$150,000
Equity consideration (300,000 shares at $17.20 per share)	5,160
Direct acquisition costs	500
HCI equity in earnings of HNS following the April 2005 transaction through December 31, 2005	20,122

Total Purchase Price	$175,782

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Summary of Purchase Price Allocation

	Preliminary Fair Market Value of Net Assets	Pro rata Allocation of Negative Goodwill	Adjusted Net Assets
Current assets	$449,958	$—	$449,958
Property, net	531,973	(291,165)	240,808
Other assets	153,324	(68,060)	85,264

Total Assets	1,135,255	(359,225)	776,030
Current liabilities	(234,666)	—	(234,666)
Non-current liabilities	(358,988)	—	(358,988)
Minority interests	(6,594)	—	(6,594)

Net Assets Acquired	$535,007	$(359,225)	$175,782

Note 6: Receivables, Net

The following table sets forth the amounts recorded for receivables as of the dates shown:

	Successor
	March 31, 2006	December 31, 2005
	(Dollars in thousands)
Trade receivables	$157,798	$181,585
Contracts in process, net of advances and progress billings	28,646	29,086
Other receivables	3,070	2,845

Total	189,514	213,516
Less allowance for doubtful accounts	(10,977)	(12,534)

Total Receivables, Net	$178,537	$200,982

There were no advances or progress billings offset against contracts in process at March 31, 2006 or at December 31, 2005. The Company expects to collect the $28.6 million recorded at March 31, 2006 as contracts in process by December 31, 2006, except for $4.7 million, $4.5 million, $2.6 million and $2.0 million due in the years ending December 31, 2007, 2008, 2009 and 2010, respectively.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Amounts due from affiliates totaling $1.0 million and $0.7 million at March 31, 2006 and December 31, 2005, respectively, are included in trade receivables.

At March 31, 2006, amounts due from customers under long-term VSAT operating lease agreements totaled $89.6 million, of which $34.4 million, $27.3 million, $16.6 million, $7.8 million, and $3.5 million are due in the periods ending December 31, 2006, 2007, 2008, 2009, and 2010 and thereafter, respectively. Revenues and receivables from these customer contracts are not recorded until they are earned on a month-to-month basis.

Note 7: Inventories

The following table sets forth the amounts recorded for inventories as of the respective dates:

	Successor
	March 31, 2006	December 31, 2005
	(Dollars in Thousands)
Productive material and supplies	$18,821	$17,467
Work in process	11,248	9,926
Finished goods	52,140	54,763

Total	82,209	82,156
Less provision for excess or obsolete inventories	(9,456)	(8,630)

Total Inventories	$72,753	$73,526

Provisions for excess or obsolete inventories are provided using management’s best estimates of future use or recovery of inventory. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders, and alternative means of disposition of excess or obsolete items.

Note 8: Property, Net

The following table sets forth the amounts recorded for net property as of the dates shown:

		Successor
	Estimated Useful Lives (years)	March 31, 2006	December 31, 2005
		(Dollars in thousands)
Land and improvements	10-30	$8,164	$11,809
Buildings and leasehold improvements	1-40	18,283	44,587
Machinery and equipment	3-23	41,848	57,261
Furniture, fixtures, and office machines	3-15	390	842
VSAT operating lease hardware	2-5	22,949	149,853
Construction in progress - SPACEWAY	-	128,659	124,878
- Other	-	31,975	10,762

Total		252,268	399,992
Less accumulated depreciation		(5,343)	(140,414)

Total Property, Net		$246,925	$259,578

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Note 9: Intangibles, Net

The following table sets forth the amounts recorded for intangibles recorded in connection with the January 2006 Transaction, as of the date shown:

		Successor
	Estimated Useful Lives (years)	March 31, 2006
	(Dollars in thousands)
Backlog and customer relationships	5-13	$18,313
Patented technology and trademarks	10	14,293

Total		32,606
Less accumulated amortization		(1,066)

Total Intangibles, Net		$31,540

Note 10: Short-Term Borrowings and Long-Term Debt

Short-Term Borrowings and Current Portion of Long-Term Debt

	Interest Rates at March 31, 2006	Successor
		March 31, 2006	December 31, 2005
		(Dollars in thousands)
Revolving bank borrowings	6.75% -16.00%	$2,811	$3,693
Term loans payable to banks, current portion	8.50% -9.50%	1,210	752
VSAT hardware financing, current portion	4.00% -9.00%	23,084	25,171

Total Short Term Borrowings and Current Portion of Long -Term Debt		$27,105	$29,616

Outstanding revolving bank borrowings at March 31, 2006 consist of borrowings by a subsidiary in India under revolving lines of credit with local banks. Borrowings at the Indian subsidiary are with several banks, and there is no requirement for compensating balances. $0.4 million of the outstanding revolving borrowings are at variable rates tied to the Mumbai Inter Bank Offer Rate, and are adjusted monthly. The balance of outstanding revolving borrowings are at fixed rates. The total available for borrowing by the Indian subsidiary under the revolving lines of credit is $1.7 million.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Long-Term Debt

	Interest Rates at March 31, 2006	Successor
		March 31, 2006	December 31, 2005
		(Dollars in thousands)
Term loans payable to banks	8.38% -12.63%	$326,967	$325,360
VSAT hardware financing	4.00% - 9.00%	17,590	17,046

Total Long-Term Debt		$344,557	$342,406

The April 2005 Transaction was financed with (i) a $250.0 million first lien term loan and a $50.0 million first lien revolving credit facility and (ii) a $75.0 million second lien term loan. In June 2005, the above two facilities were syndicated with a larger number of financial institutions, at which time the first lien loan was increased to $275.0 million and the second lien loan was reduced to $50.0 million. At the election of the Company, which can be made monthly, the term indebtedness bears interest at either the ABR Rate as defined in the credit agreement (the “ABR Rate”) plus 2.75% for the first lien credit facility and the ABR Rate plus 7.0% for the second lien credit facility or for Eurocurrency borrowings at the London Interbank Offered Rate (“LIBOR”) plus 3.75% for the first lien credit facility and LIBOR plus 8.0% for the second lien credit facility. At March 31, 2006, the Company had elected the LIBOR (4.625% on March 31, 2006) option. As a result, outstanding borrowings under the first lien credit facility were at 8.375% as of March 31, 2006 and outstanding borrowings under the second lien facility were at 12.625% as of March 31, 2006. The $50.0 million revolving credit facility was available under the first lien credit agreement for borrowings and for issuance of letters of credit. At March 31, 2006, the Company had issued letters of credit totaling $13.4 million under the revolving credit facility. As a result, the available borrowing capacity under the revolving credit facility at March 31, 2006 was $36.6 million. The interest rate for borrowings, if any, under the revolving credit facility was, at the Company’s option, either the ABR Rate plus 2% or LIBOR plus 3%. For outstanding letters of credit issued under the revolving credit facility, the Company paid a commission fee of 3% per annum and an issuance fee of 0.25% per annum. In addition, the Company was charged a commitment fee of 0.5% per annum for any unused portion of the revolving credit facility. HCI has pledged its equity interests in the Company to secure the obligations of the Company under the term indebtedness and revolving credit facility. The indebtedness was otherwise non-recourse to HCI.

The agreements in effect as of March 31, 2006 governing the term indebtedness and revolving credit facility required the Company to comply with certain affirmative and negative covenants, for as long as there was any debt balance outstanding and the credit agreements were in effect. HNS was in compliance with all of its debt covenants since the placement of the term indebtedness and through March 31, 2006.

On April 13, 2006, the Company completed an offering of $450.0 million of 9 1/2 % Senior Notes. With a portion of the proceeds of the Senior Notes, the Company repaid the borrowings outstanding under the first and second lien term loans. The credit agreement was amended and restated whereby all of the first lien term loan provisions were deleted as a result of them being paid down in full, and the revolver was amended to reflect revised covenants, pricing terms and other related amendments. All outstanding letters of credit issued under the revolving credit facility prior to April 13, 2006 remained in place following the amendment and restatement of the credit facility. The Company expects to expense unamortized debt issuance costs associated with the first and second lien term loans of $9.1 million and fees to terminate the second lien term loan of $1.5 million in the three month period ending June 30, 2006.

In connection with certain commercial VSAT sales, the Company enters into long-term operating leases (generally three to five years) for the use of the VSAT hardware installed at a customer’s facilities. HNS has an arrangement with two financial institutions to borrow against the future operating lease revenues at the inception of the operating lease. When amounts are funded under these arrangements, customer credit risk for the operating lease passes to the financial institution. The financial institution receives title to the equipment and obtains the residual rights to the equipment after the operating lease with the customer has expired. For the majority of the transactions with the

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

financial institutions, the Company has retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware) from non-performance of the HNS system (a “Non-Performance Event”). Since the inception of the borrowing program in 1997, the Company has not been required to make any indemnification payments for a Non-Performance Event; however, the Company did incur nominal costs in a period prior to 2002 to re-establish service for a group of customers who were impacted by the failure of a third-party satellite. The Company has not provided a reserve for a Non-Performance Event because it believes that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

Note 11: Transactions with Related Parties

In the ordinary course of its operations, the Company enters into transactions with related parties to purchase and/or sell telecommunications services, equipment, and inventory. In addition, the Company purchased certain management services from HCI and certain advertising services from DTVG. Related parties include News Corporation, who become a related party on December 23, 2003 when it purchased a minority interest in DTVG from General Motors Corporation (“GM”) and its affiliates; DTVG and its affiliates; and subsequent to the April 2005 Transaction, HCI, SkyTerra, Apollo Management, L.P., an affiliate of HCI and SkyTerra, (“Apollo”), and their affiliates. In connection with the January 2006 Transaction, News Corporation and its affiliates, including DTVG and its affiliates, ceased to be related parties as of January 1, 2006.

Under the terms of the December 2004 Agreement, DTVG retained the responsibility for all pre-closing tax obligations of DTV Networks and HNS, as well as obligations related to certain pending litigation and facilities leases for property that the Company had vacated. DTVG also liquidated all capital lease debt and all foreign indebtedness outstanding at such time and remained liable for its indemnities to third parties relating to the VSAT hardware financing borrowings. The Company has indemnified DTVG for any losses relating to the VSAT hardware financings.

In connection with the April 2005 Acquisition, the Company entered into a management agreement with SkyTerra, which identified the types of services to be provided by SkyTerra to the Company in SkyTerra’s role as managing member. Through December 31, 2005, the Company had paid $0.7 million to SkyTerra pursuant to this agreement. The management agreement was terminated upon consummation of the January 2006 Acquisition.

HNS has entered into a management and advisory services agreement with HCI. Under this agreement, HCI provides HNS, through its officers and employees, with general support and advisory and consulting services in relation to HNS’ business. The Company pays HCI a quarterly fee of $250,000 for these services in addition to reimbursing HCI for out of pocket costs and expenses incurred in connection with the services provided to HNS at the rate of related salary and benefit cost plus 2%.

In connection with the closing of the January 2006 Transaction, the parties to the November 2005 Agreement entered into agreements governing certain relationships between and among the parties after the closing. Such agreements include the modification and/or termination of certain prior agreements between and among the parties, including:

•	amending certain provisions of the December 2004 Agreement to accelerate the expiration of certain representations and warranties made by DTV Networks in connection with that agreement;

•	terminating an investor rights agreement in connection with the December 2004 Agreement pursuant to which, among other covenants, SkyTerra and DTV Networks agreed to limit the transferability of the Class A membership interests and HNS granted SkyTerra and DTV Networks public offering registration rights; and

•	amending the Advertising and Marketing Support Agreement.

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

The following table summarizes sales and purchase transactions with related parties, including the allocation of the cost of employee benefits from DTVG and its subsidiaries or affiliates:

	Successor		Predecessor
	Three months ended March 31,
	2006		2005
	(Dollars in Thousands)
Sales
DTVG and affiliates	$	*	$696
Apollo and affiliates		495	—

Total		$495	$696

Purchases
DTVG and affiliates	$	*	$16,596
Apollo and affiliates		8,721	—

Total		$8,721	$16,596

*	Ceased to be a related party on January 1, 2006

The following table sets forth the amount of assets and liabilities resulting from transactions with related parties:

	Successor		Successor
	March 31, 2006		December 31, 2005
	(Dollars in Thousands)
Due from related parties
DTVG and affiliates	$	*	$206
Apollo and affiliates		959	508

Total		$959	$714

Due to related parties
DTVG and affiliates	$	*	$25,179
Apollo and affiliates		371	2,748

Total		$371	$27,927

*	Ceased to be a related party on January 1, 2006

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Note 12: Segment Data

HNS operates in two business segments consisting of the VSAT segment (including SPACEWAY), which provides satellite-based private business networks and broadband Internet access to consumers and SMBs, and the Telecom Systems segment consisting of the Company’s mobile satellite communications business unit, its terrestrial microwave network services business unit, and the HNS corporate office.

Selected financial information for HNS’ operating segments was as follows:

	VSAT Business	Telecom Systems	Total
	(Dollars in Thousands)
Three Months Ended March 31, 2006
Successor
Revenues	$181,307	$15,485	$196,792
Segment operating income	7,237	1,751	8,988
Depreciation and amortization	7,071	58	7,129
Segment assets	574,714	150,563	725,277
Capital expenditures	12,822	3,094	15,916
Three Months Ended March 31, 2005
Predecessor
Revenues	$160,885	$17,346	$178,231
Segment operating (loss) income	(15,654)	1,903	(13,751)
Depreciation and amortization	11,237	27	11,264
Segment assets	526,330	68,263	594,593
Capital expenditures	16,200	505	16,705

Note 13: Comprehensive Income (Loss)

Total comprehensive income (loss) was as follows:

	Successor	Predecessor
	Three months ended March 31,
	2006	2005
	(Dollars in Thousands)
Net income (loss)	$194	$(14,363)
Other comprehensive income (loss):
Foreign currency translation adjustments	1,248	6,543
Unrealized gains (losses) on securities	2,586	(270)

Other comprehensive income	3,834	6,273

Total Comprehensive Income (Loss)	$4,028	$(8,090)

Note 14: Commitments and Contingencies

Litigation

Litigation is subject to uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, claims, and proceedings, including disputes with customers, are pending against

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

HNS arising in the ordinary course of business. HNS has a policy of establishing loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or sanctions, that if granted, could require HNS to pay damages or make other expenditures in amounts that could not be estimated at March 31, 2006.

In 2002, the Department of Revenue Intelligence (“DRI”) in India initiated an action against a former affiliate and customer of the Company, Hughes Tele.com (India) Ltd. (“HTIL”) relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against the Company and other HTIL suppliers whose shipments are the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd. (“TTML”) after the Tata Group purchased HNS’ equity interest in December 2003, is the principal party of interest in this action. The Company, together with the other named suppliers, are potentially liable for penalties in an amount of up to five times the underpayment of duty if HNS is found to have aided HTIL in avoiding duty. In connection with HNS’ sale to the Tata Group, the Company did not indemnify TTML in relation to its own potential liability in this matter. The parties filed replies to the DRI’s allegations and after a series of hearings the Office of the Settlement Commission recently issued a final order closing the case with no liability for the Company.

Following a voluntary disclosure by DTVG and DTV Networks in June 2004, DTVG and DTV Networks entered into a consent agreement (the “Consent Agreement”) with the US Department of State in January 2005 regarding alleged violations of the International Traffic in Arms regulations involving exports of technology related to the VSAT business primarily to China. As part of the Consent Agreement, which applies to the Company, one of the Company’s subsidiaries was debarred from conducting certain international business. The Company is now eligible to seek reinstatement and intends to do so in the near future. In addition, the Company is required to enhance its export compliance program to avoid future infractions. As a result of its voluntary disclosure and the Consent Agreement, the Company is currently unable to perform its obligations under certain contracts with certain customers in China and Korea addressed by the Consent Agreement. If ultimately unable to perform, the Company may be liable for certain damages of up to $5.0 million as a result of its non-performance. With respect to one such contract, in November 2005, the Company received notice that one of its customers in China had filed a demand for arbitration with the International Center for Dispute Resolution, a division of the American Arbitration Association. The arbitration was stayed pending non-binding mediation. The non-binding mediation was completed in March 2006 and did not resolve the dispute. As a result, the arbitration is expected to resume.

After discussion with counsel representing the Company in the actions described above, it is the opinion of management that such litigation is not expected to have a material adverse effect on the Company’s results of operations, financial position, or cash flows.

Other

The Company is contingently liable under standby letters of credit and bonds in the aggregate amount of $28.3 million that were undrawn at March 31, 2006. Of this amount, $13.4 million were issued under the $50.0 million revolving credit facility (see Note 10), $4.9 million were secured by restricted cash (see Note 4), and the balance was secured by letters of credit issued under credit arrangements available to the Company’s Indian subsidiaries. Certain of the letters of credit issued by the Company’s Indian subsidiaries are secured by those entities’ assets. These obligations expire as follows: $5.7 million by December 31, 2006, $6.9 million in 2007, $1.7 million in 2008, $6.7 million in 2009, and $7.3 million thereafter.

In connection with the prior disposition by DTV Networks of a subsidiary that was an affiliate of the Company, the Company entered into a services contract under which it agreed to procure a minimum amount of services from the former subsidiary over a two year period ending March 31, 2007. The minimum total amount to be procured under the agreement is $23.8 million, of which $13.1 million has been incurred as of March 31, 2006 and $10.7 million remains to be procured as of that date. The Company estimates that it will not purchase the level of services contractually required and as of March 31, 2006 has recorded a liability of $2.8 million to satisfy this purchase commitment.

Pursuant to the terms of the December 2004 Agreement, HNS has limited rights with respect to its investment in common stock of an unconsolidated affiliate carried in other assets in the balance sheets. Among other things, HNS may not pledge or otherwise encumber these shares, and while it may sell the shares to an unaffiliated third party, it must deliver the net proceeds from such sale to DTVG. The shares must be returned to DTVG within three years of

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

the closing of the April 2005 Transaction unless a qualifying disposition of the shares has occurred. Accordingly, at March 31, 2006, HNS has recorded a liability in the balance sheet for the amount of $8.9 million for this investment.

Upon closing of the April 2005 Transaction, the Company assumed responsibility for the satellite manufacturing contract with Boeing to complete construction of the SPACEWAY 3 satellite. The remaining obligation at that time was $49.0 million. Of the $49.0 million, $20.0 million was paid through March 31, 2006. The Company expects to pay $19.0 million of the balance by December 31, 2006 and the remainder in 2007. Additionally, the Company has entered into commitments with two companies totaling $73.7 million related to launch and launch operations services. Of this amount, $22.2 million was paid through March 31, 2006. Based on the expected launch of SPACEWAY 3 in early 2007, the Company expects to pay $47.5 million by December 31, 2006 and the remainder in 2007.

Note 15: Supplemental Guarantor Non-Guarantor Financial Information

Certain of HNS’ wholly owned subsidiaries (HNS Real Estate, LLC, Hughes Network Systems International Service Company, HNS India VSAT, Inc., and HNS Shanghai, Inc.) (together the “Guarantor Subsidiaries”), have fully and unconditionally guaranteed, on a joint and several basis, payment of the Senior Notes.

The following financial information presents condensed balance sheets, statements of operations and statements of cash flows for Hughes Network Systems, LLC, its guarantor subsidiaries and non guarantor subsidiaries. The information is presented on the basis of Hughes Network Systems, LLC accounting for its ownership of its wholly owned subsidiaries on a consolidated basis. Intercompany transactions of goods and services between guarantor and non guarantor subsidiaries are eliminated.

The following represents the supplemental condensed financial statements of Hughes Network Systems and its guarantor and non guarantor subsidiaries, as of March 31, 2006 and December 31, 2005 and for the three months ended March 31, 2006 and 2005.

Consolidating Statement of Operations for the Three Months Ended March 31, 2006

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$172,443	$235	$28,368	$(4,254)	196,792

Operating costs and expenses:
Costs of revenues	126,403	474	22,581	(3,335)	146,123
Research and development	7,936	4	(3)	—	7,937
Selling, general and administrative	26,578	250	6,732	(883)	32,677
Amortization of intangibles	1,067	—	—	—	1,067

Total operating costs and expenses	161,984	728	29,310	(4,218)	187,804

Operating income (loss)	10,459	(493)	(942)	(36)	8,988
Other income (expense):
Interest expense	(9,154)	—	(277)	37	(9,394)
Other income, net	1,000	68	56	(37)	1,087

Income (loss) before income taxes	2,305	(425)	(1,163)	(36)	681
Income tax expense	—	—	(487)	—	(487)

Net income (loss)	$2,305	$(425)	$(1,650)	$(36)	$194

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Consolidating Balance Sheet as of March 31, 2006

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Cash and cash equivalents	$69,591	$110	$7,902	$—	$77,603
Marketable securities	15,516	—	—	—	15,516
Receivables, net	140,509	32	64,987	(26,991)	178,537
Inventories, net	62,409	—	9,130	1,214	72,753
Prepaid expenses and other	31,300	71	12,365	—	43,736
Property, net	204,880	24,417	17,628	—	246,925
Capitalized software costs, net	26,237	—	—	—	26,237
Intangibles, net	31,540	—	—	—	31,540
Other assets	159,628	4,453	12,101	(143,752)	32,430

Total assets	$741,610	$29,083	$124,113	$(169,529)	$725,277

Liabilities and equity:
Accounts payable	$39,099	$33	$17,564	$—	$56,696
Accrued expenses	75,167	—	22,298	(220)	97,245
Due to affiliates	(9,573)	(5,165)	41,235	(26,126)	371
Debt	364,395	—	7,267	—	371,662
Other liabilities	12,907	—	—	—	12,907
Minority interests	—	3,737	2,790	—	6,527
Total equity	259,615	30,478	32,959	(143,183)	179,869

Total liabilities and equity	$741,610	$29,083	$124,113	$(169,529)	$725,277

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2006

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net income (loss)	$2,305	$(425)	$(1,650)	$(36)	$194
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	5,124	489	1,516	—	7,129
Amortization of debt issuance costs	364	—	—	—	364
Equity plan compensation expense	59	—	—	—	59
Change in other operating assets and liabilities:
Receivables, net	16,649	(10)	7,977	(905)	23,711
Inventories	567	—	1,578	(1,216)	929
Prepaid expenses and other	(5,464)	4,098	6,117	738	5,489
Accounts payable	(10,455)	—	(617)	—	(11,072)
Accrued expenses	(22,864)	31	(17,304)	2,157	(37,980)

Net Cash Used in Operating Activities	(13,715)	4,183	(2,383)	738	(11,177)

Cash Flows from Investing Activities
Purchase of short-term investments, net	(2,015)	—	—	—	(2,015)
Expenditures for property	(22,336)	15,776	(4,794)	—	(11,354)
Proceeds from sale of property	42	—	—	—	42
Expenditures for capitalized software	(4,562)	—	—	—	(4,562)
Other	—	2,176	(2,244)	—	(68)

Net Cash Used in Investing Activities	(28,871)	17,952	(7,038)	—	(17,957)

Cash Flows from Financing Activities
Net decrease in notes and loans payable	—	—	(934)	—	(934)
Net parent borrowings	16,953	(22,102)	5,887	(738)	—
Long-Term debt borrowings	1,758	—	2,713	—	4,471
Repayment of long-term debt	(9,082)	—	(1,208)	—	(10,290)

Net Cash Used in Financing Activities	9,629	(22,102)	6,458	(738)	(6,753)

Effect of exchange rate changes on cash and cash equivalents -	—	—	223	—	223

Net (decrease) increase in cash and cash equivalents	(32,957)	33	(2,740)	—	(35,664)
Cash and cash equivalents at beginning of period	102,548	77	10,642	—	113,267

Cash and cash equivalents at end of period	$69,591	$110	$7,902	$—	$77,603

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations for the Three Months Ended March 31, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$157,848	$222	$23,611	$(3,450)	178,231

Operating costs and expenses:
Costs of revenues	125,676	—	13,293	(1,832)	137,137
Research and development	15,464	—	—	—	15,464
Selling, general and administrative	40,981	149	(1,068)	(681)	39,381

Total operating costs and expenses	182,121	149	12,225	(2,513)	191,982

Operating income (loss)	(24,273)	73	11,386	(937)	(13,751)
Other income (expense):
Interest expense	(580)	—	(434)	—	(1,014)
Other income, net	392	563	3,366	(4,000)	321

Income (loss) before income taxes	(24,461)	636	14,317	(4,937)	(14,444)
Income tax benefit	—	—	81	—	81

Net income (loss)	$(24,461)	$636	$14,399	$(4,937)	$(14,363)

Consolidating Balance Sheet as of December 31, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Cash and cash equivalents	$102,548	$77	$10,642	$—	$113,267
Marketable securities	13,511	—	—	—	13,511
Receivables, net	157,159	21	71,698	(27,896)	200,982
Inventories, net	62,975	—	10,551	—	73,526
Prepaid expenses and other	30,451	76	18,145	—	48,672
Property, net	210,521	34,913	14,144	—	259,578
Capitalized software costs, net	16,664	—	—	—	16,664
Other assets	152,791	8,538	12,011	(143,016)	30,324

Total assets	$746,620	$43,625	$137,191	$(170,912)	$756,524

Liabilities and equity:
Accounts payable	$33,350	$25	$17,919	$—	$51,294
Accrued expenses	94,951	—	37,923	(2,273)	130,601
Due to affiliates	17,154	(5,195)	42,198	(26,230)	27,927
Debt	365,404	—	6,618	—	372,022
Other liabilities	3,494	—	—	—	3,494
Minority interests	—	1,560	5,034	—	6,594
Total equity	232,267	47,235	27,499	(142,409)	164,592

Total liabilities and equity	$746,620	$43,625	$137,191	$(170,912)	$756,524

HUGHES NETWORK SYSTEMS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2005

(in thousands)	Parent	Combined Guarantor Subsidiaries	Combined Non Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net loss	$(24,461)	$636	$14,399	$(4,937)	$(14,363)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	4,608	1,233	5,423	—	11,264
Change in other operating assets and liabilities:
Receivables, net	(13,239)	8,462	23,789	1,739	20,751
Inventories	114	—	(3,188)	—	(3,074)
Prepaid expenses and other	(4,080)	295	(10,954)	—	(14,739)
Accounts payable	(15,980)	(1,232)	(11,109)	—	(28,321)
Accrued expenses	(29,023)	(1,010)	10,095	1,317	(18,621)

Net Cash provided by (Used in) Operating Activities	(82,061)	8,384	28,455	(1,881)	(47,103)

Cash Flows from Investing Activities
Change in restricted cash	(10,332)	—	1,906	7,639	(787)
Expenditures for property	(14,853)	1,561	(828)	—	(14,120)
Expenditures for capitalized software	(2,585)	—	—	—	(2,585)
Other	2,244	(2,611)	—	—	(367)

Net Cash Used in Investing Activities	(25,526)	(1,050)	1,078	7,639	(17,859)

Cash Flows from Financing Activities
Net increase in notes and loans payable	66	—	8,375	—	8,441
Net parent borrowings	117,712	(6,997)	(34,884)	(5,254)	70,577
Long-term debt borrowings	8,189	—	263	—	8,452
Repayment of long-term debt	(21,570)	—	(1,397)	—	(22,967)

Net Cash Provided by Financing Activities	104,397	(6,997)	(27,643)	(5,254)	64,503

Effect of exchange rate changes on cash and cash equivalents	5,690	(283)	1,246	(2,127)	4,526

Net increase in cash and cash equivalents	2,500	54	3,136	(1,623)	4,067
Cash and cash equivalents at beginning of period	1,733	52	11,399	1,623	14,807

Cash and cash equivalents at end of period	4,233	106	14,535	—	$18,874

* * *

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations are based upon financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America and should each be read together with our condensed financial statements and the notes to those financial statements included elsewhere in this report. This report contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent our expectations or beliefs concerning future events. We urge you to consider that statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “estimate,” “strive,” “intend” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and risk factors, our actual results could differ materially from those anticipated in the forward-looking statement, including those set forth below under this “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report. All forward-looking statements speak only as of the date of this report. Actual results will most likely differ from those reflected in these forward-looking statements, and the differences could be substantial. We disclaim any obligation to update these forward-looking statements, or disclose any difference between our actual results and those reflected in these statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this report are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

Executive Overview

HNS is the world’s leading provider of broadband satellite network equipment and services to the very small aperture terminal (“VSAT”) enterprise market and the largest satellite Internet access provider to the North American consumer/small and medium businesses (“SMB”) market. According to the 2005 COMSYS VSAT Report, HNS had a worldwide market share of 55% in 2004, as measured by terminals shipped. HNS offers highly customized services and products that help its customers meet their unique needs for data, voice and video communications, typically across geographically dispersed locations. HNS invented VSATs in 1983 and has been a leader in commercializing satellite communications since then, achieving extensive depth and experience in the operation of satellite-based data, voice and video networks. A VSAT system uses satellite data communications technology to provide broadband connectivity to one or more fixed locations on the ground. HNS provides or enables a variety of network equipment and services for uses such as private networking, Intranet and Internet access, voice services, connectivity to suppliers, franchisees and customers, credit authorization, inventory management, content delivery and video distribution to large enterprises. HNS is a leading provider to these end markets and serves large companies, many of which are Fortune 1000 companies. Over the past 20 years, HNS has shipped more than one million satellite terminals to customers in over 100 countries, either directly or through its subsidiaries and international joint ventures. HNS is the largest satellite broadband Internet access provider to Consumers and SMBs in North America with an 83% market share in 2004 based on terminals shipped, according to the 2005 annual VSAT industry report prepared by COMSYS, and had approximately 291,600 subscribers as of March 31, 2006. For the three months ended March 31, 2006, HNS generated revenue of $196.8 million and net income of $0.2 million. For the year ended December 31, 2005, HNS generated revenue of $806.9 million and net income of $24.0 million.

HNS’ leading network solutions best support enterprise networks that consist of geographically dispersed sites communicating with a single central data center or access point with a need for highly secure and reliable service availability. In addition, due to the shared nature of its satellite communications resource, its networks provide very attractive economics for multi-site applications that have varying levels of traffic requirements at any one site. HNS maintains its market leadership positions by offering large enterprises a customizable and complete turnkey solution, including managed network services, program management, installation, training and support services. HNS also targets the expanding SMB markets, which HNS believes are growth areas for it, by packaging access, network and hosted services normally reserved for large enterprises into a comprehensive solution. In some markets, most notably in North America, services are delivered using not only satellite transport platforms, but also using terrestrial transport platforms such as DSL and frame relay. Its extensive experience in product development and service delivery yields quality and reliability for its enterprise customers, which include leaders in the automotive, energy, financial, hospitality, retail and services industries. Its large enterprise customers typically enter into long-term contracts with us with an average length of three to five years. HNS has maintained ongoing contractual relationships with some of its enterprise customers for over 15 years.

On April 22, 2005, SkyTerra Communications, Inc. (“SkyTerra”) acquired 50% of HNS’ Class A membership interests for $50.0 million and 300,000 shares of SkyTerra common stock from DTV Network Systems, Inc., formerly known as Hughes Network Systems, Inc. (“DTV Networks”), a wholly owned subsidiary of The DIRECTV Group, Inc. (“DIRECTV”), and became HNS’ managing member. SkyTerra contributed these interests to Hughes Communications, Inc. (“HCI”) on December 31, 2005. The events of April 22, 2005 are referred to herein as “the April 2005 Acquisition.”

On January 1, 2006, HCI consummated the purchase (the “January 2006 Acquisition”) from DTV Networks of the remaining 50% of the Class A membership interests for a purchase price of $100.0 million, and became HNS’ managing member. As a result of the January 2006 Acquisition, HCI now own 100% of the Class A membership interests of HNS. As of January 1, 2006, HCI’s consolidated financial statements include the results of HNS and its controlled, majority-owned subsidiaries and the bases of HNS’ assets and liabilities have been adjusted to their fair values.

Effects of Strategic Initiatives on Results of Operations

For the three months ended March 31, 2006, HNS generated net income of $0.2 million and for the three months ended March 31, 2005, HNS generated a net loss of $14.4 million. HNS expects continued improvements in its operating results due to its continuing significant investments in technology, the further development and expansion of its consumer/SMB VSAT business and the launch of its SPACWAY satellite and commencement of operations on its SPACEWAY network.

Technology. HNS has incorporated advances in semiconductor technology to increase the functionality and reliability of its VSAT terminals and reduce manufacturing costs. In addition, through the usage of advanced spectrally efficient modulation and coding methodologies, such as DVB-S2, and proprietary software spoofing and compression techniques, HNS continues to improve the efficiency of its transponder capacity. HNS expects to continue to invest in its research and development efforts to maintain its position as a leader in VSAT technology.

Consumer/SMB VSAT. Since the launch of HNS’ two-way consumer VSAT business in 2001, HNS has made significant investments in its business. HNS targeted the Consumer/SMB market because HNS determined that there was a large segment that was underserved by terrestrial alternatives such as DSL and cable. Over the past three years, improvements in its Consumer/SMB offerings include increased data rates, higher functionality and a lower cost of its terminals, which HNS believes positions it to compete more effectively with alternative technologies. HNS expects that it will continue to make these investments in future periods.

HNS incurred significant costs in connection with the launch of its Consumer/SMB service offering, including purchasing substantial amounts of transponder capacity, and incurred substantial subscriber acquisition costs related to hardware and associated marketing costs. HNS’ Consumer/SMB business has reached critical mass by developing a customer base of approximately 291,600 subscribers as of March 31, 2006 and generated revenues of $69.8 million in the first quarter of 2006.

SPACEWAY. As part of its drive for less costly and more efficient technological solutions, HNS plans to launch its next generation SPACEWAY 3 satellite in early 2007 and introduce service in North America on SPACEWAY’s network later in 2007. With SPACEWAY, HNS will be able to offer its customers faster communication rates and expects to reduce its operating costs substantially through the reduction of third-party satellite capacity expense. By utilizing Ka-band frequency and SPACEWAY’s onboard processing capabilities, HNS anticipates that SPACEWAY will enable HNS to significantly expand its business by migrating new and renewing enterprise and Consumer/SMB VSAT customers onto its SPACEWAY platform and by increasing its addressable market in the enterprise and Consumer/SMB markets by offering such things as mesh connectivity, frame relay and T-1 alternatives and other services. Approximately $1.9 billion has been invested in the SPACEWAY project to date. As of March 31, 2006, HNS has budgeted an additional $118.6 million to complete the construction and launch of SPACEWAY 3. This estimate includes an estimate of the cost to procure launch insurance.

Factors Affecting HNS’ Results of Operations

Relationship with DIRECTV. Until April 22, 2005, HNS operated as a business of DIRECTV. Accordingly, DIRECTV provided it with various support services that it now provides for itself such as tax advisory services, treasury/cash management, risk management, audit functions, employee benefits and business insurance. The costs of the services performed by DIRECTV for HNS and the allocation of employee benefit program costs for its employees reflected in the financial statements amounted to $9.4 million in the three months ended March 31, 2005.

In connection with the April 2005 Acquisition, HNS entered into a transition services agreement with DIRECTV pursuant to which DIRECTV provided certain transitional services to support the conduct of its business. These services included assisting in the implementation of its benefit program plans and arrangements, and enabling its employees to participate in certain travel-related discount programs provided by DIRECTV’s affiliate, News Corporation. HNS also entered into a SPACEWAY services agreement pursuant to which HNS and DIRECTV agreed to share and provide technical services to one another in connection with each party’s respective SPACEWAY assets. During the three months ended March 31, 2006, HNS recognized revenue of $1.8 million under this contract.

In addition, DIRECTV and its affiliates have been HNS’ customers and have also served as its vendors in certain cases. HNS expects that these relationships will continue now that the January 2006 Acquisition has been consummated. Since the consummation of the January 2006 Acquisition, HNS is no longer able to rely on DIRECTV’s financial support and its creditworthiness. DIRECTV invested substantial amounts in HNS to fund its strategic investments and operating losses. In addition, prior to the April 2005 Acquisition, HNS participated in a centralized cash management system of DIRECTV, wherein cash receipts were transferred to and cash disbursements were funded by DIRECTV on a daily basis.

For the three months ended March 31, 2005 and 2006, the purchase of equipment and services and the allocation of the cost of employee benefits from DIRECTV and its subsidiaries or affiliates were $16.6 million and $0.4 million, respectively. For the three months ended March 31, 2005 and 2006, the products and service revenues from DIRECTV and its subsidiaries and affiliates were $0.7 million and $1.8 million, respectively.

Customer Equipment Financing Arrangements. In connection with the sale of VSAT hardware to certain North American Network Equipment and Services customers who do not purchase their equipment outright, HNS enters into long term operating leases (generally three to five years) with the customer for the use of the VSAT hardware installed at the customer’s facilities. Historically, HNS had an arrangement with a third party financial institution to borrow against the future operating lease revenues at the inception of the lease. When amounts were borrowed under these arrangements, the financial institution assumed the credit risk associated with non-payment by the customer for the duration of the operating lease; however, HNS retained a continuing obligation to indemnify the financing institution from losses it may incur (up to the original value of the hardware) from non-performance of its system (a “Non-Performance Event”). As a result, HNS did not recognize a sale of the equipment at the time of such transactions since HNS retained a continuing obligation to perform under those leases. In connection with these transactions, the financial institution receives title to the equipment at the inception of the lease and obtains the residual rights to the equipment after the operating lease with the customer has expired. Since the inception of the borrowing program in 1997, HNS has received nominal claims from certain customers for Non-Performance Events, but HNS has not been required to make any indemnification payments for a Non-Performance Event. HNS does not maintain a reserve for a Non-Performance Event as HNS believes the possibility of the occurrence of a Non-Performance Event due to a service outage is remote given its ability to quickly re-establish customer service at a relatively nominal cost.

Upon entering into these leases for which HNS had a continuing obligation to perform, HNS received cash from the financial institution for a substantial portion of the aggregate future lease rental payments to be received from its customers for the installed equipment used to provide services to the customers. At such time, HNS then recognized a liability to the financial institution, which HNS refers to as VSAT hardware financing, which is reflected in its financial statements as debt. The amount of the debt recorded initially is the proceeds received from Alpine, which is equivalent to the selling price of the installed equipment used to provide services to the customer. HNS records interest expense on a month-to-month basis relating to the VSAT hardware financing. HNS structured these lease arrangements such that amounts HNS receives from its customers under their customer service agreements provide us with the funds necessary to pay principal and interest obligations owed under the VSAT hardware financing liability. Accordingly, as HNS recognizes revenue from its customers under their contracts with it, HNS also records interest expense and records a reduction of the VSAT hardware financing liability as payments are made to the financing institutions. Revenues from the associated customer service contracts are recorded as they are earned on a month-to-month basis over the life of the contract (generally three to five years), not at inception of the lease. Upon entering into these leases for which HNS had a continuing obligation to perform, HNS capitalized the book value of the installed equipment used to provide services to the customers as VSAT operating lease hardware and depreciate these costs over the term of the customer service agreement. This depreciation of the VSAT operating lease hardware is reflected in cost of hardware products sold and is recorded over the period of the lease (generally the same as the life of the customer service contract).

In September 2005, HNS entered into a new arrangement with the third party financial institution. For new leases entered into under this arrangement, HNS does not have a continuing obligation to perform in the event of a Non—Performance Event. For these arrangements in which HNS does not have a continuing obligation to perform, HNS receives cash from the financial institution and records a sale and cost of hardware products sold upon transfer of title to the financial institution. Accordingly, for these arrangements, HNS records revenue upon the sale instead of on a monthly basis over the term of the operating lease and HNS expenses as an element of cost of hardware products sold, rather than capitalize, the cost of the hardware.

During the three months ended March 31, 2006, HNS sold approximately $0.4 million of new hardware under the terms of the new arrangements in which HNS does not have a continuing obligation to perform. The amount of new lease contracts entered into in the three months ended March 31, 2006 and in 2005 in general is significantly lower than 2004 and prior periods. In subsequent periods in situations in which HNS leases its VSAT hardware to the customer instead of selling to the customer outright, we expect to primarily offer leases without a continuing obligation. However, as explained above, 2006 and future period results will also be impacted by the accounting treatment for leases in which HNS does have a continuing obligation to perform until those contracts expire. As noted above, the accounting treatment for these transactions will be different for its customer equipment sales depending on whether HNS does or does not have a continuing obligation to perform under the associated equipment financing lease. HNS’ revenues, cost of hardware products sold, interest expense, operating income and VSAT hardware financing in future periods may not be comparable to historical results due to the different accounting treatment described in this section.

Software Development Costs. HNS capitalizes costs related to the development of software products at the time that their technological feasibility is confirmed in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Technological feasibility is established once the product or enhancement meets the function, feature and technical performance requirements necessary for production and delivery to customers.

Telecom Systems Businesses. HNS also operates Mobile Satellite Systems and Terrestrial Microwave businesses. The Mobile Satellite Systems business provides its customers turnkey satellite ground segment systems for voice, data and fax services. Its Terrestrial Microwave business consists of a broadband family of products for point-to-multipoint microwave radio network systems that enable operators to enter the local telecommunications exchange business market quickly, cost-effectively and competitively. In 2005, HNS completed certain significant contracts in the Mobile Satellite Systems business. Accordingly, revenues from this business have declined. However, at the end of 2005, HNS entered into new projects that will provide incremental revenue in 2006. HNS does not believe that either business requires substantial operating cash or capital expenditures.

Key Business Metrics

Business Segments. HNS divides its businesses into two distinct segments—its VSAT business and its Telecom Systems businesses. Its VSAT business is further divided into three distinct business lines organized along its key end markets—the North American Network Equipment and Services business, the International Network Equipment and Services business and the Consumer/SMB business. Its Telecom Systems businesses consist of the Mobile Satellite Systems business and the Terrestrial Microwave business. Due to the complementary nature and common architecture of its services and products across its business lines, HNS is able to leverage its expertise and resources within its various operating units to yield significant cost efficiencies.

Revenue. HNS generates revenues from the sale and lease of hardware and the provision of services. In its VSAT business, HNS generates revenues from both services and hardware while in its Telecom Systems businesses HNS generates revenues only from hardware. Many of its large enterprise VSAT customers who purchase equipment separately operate their own networks. These customers include large enterprises, incumbent local exchange carriers, governmental agencies and resellers. Contracts for its VSAT services vary in length depending on the customer’s requirements.

Services. HNS’ services revenue is varied in nature and includes total turnkey communications services, terminal relocation, maintenance and changes, satellite capacity and multicast broadcast services. HNS’ services are offered on a contractual basis, which vary in length based on the particular end market. HNS’ typical large enterprise customer enters into service contracts with a three- to five-year duration; its Consumer/SMB customers typically enter into 15-month or two-year contracts. HNS’ services are billed and the revenue recognized on a monthly per site basis. HNS’ service offerings for its customers who receive services from its shared hub operations include the following:

Service Type	Description

Broadband connectivity	• Provide basic transport, Internet connectivity from its hubs, and Internet service provider services

• Uses include high-speed Internet access, IP VPN, multicast file delivery and streaming, and satellite backup for frame relay service and other terrestrial networks

Managed network services

•      Provide one-stop turnkey suite of bundled services that include network design, implementation planning, terrestrial and satellite network provisioning, rollout and installation, ongoing network operations, help desk and onsite maintenance

• Includes program management, installation management, network and application engineering services, proactive network management, network operations, field maintenance and customer care

ISP services and hosted Applications	• Host customer-owned and managed applications on its hub

• Provide the customer application services developed by us or in conjunction with its service partners

• Uses include mail service, web hosting, online payments, and Internet telephony

Digital media services	• Digital content management and delivery including video, online learning, and digital signage applications

Customized business solutions	• Provide customized, industry-specific enterprise solutions that can be applied to multiple businesses in a given industry

HNS’ services to enterprise customers are negotiated on a contract-by-contract basis with pricing varying based on numerous factors, including number of sites, complexity of system and scope of services provided. HNS has the ability to integrate these service offerings to provide comprehensive solutions for its customers.

HNS also offers managed services to its customers who operate their own dedicated hub and charge them a management fee for the operation of their hubs.

Hardware. HNS offers its enterprise customers the option of purchasing their equipment up front or including the equipment purchased in a services agreement under which payments are made over a fixed term. For its Consumer/SMB customers, they either purchase their equipment up front or pay for it under a service contract over a period of 15 to 24 months. The North American and International Network Equipment hardware revenues includes revenues derived from network operating centers, radio frequency terminals (Earth Stations), VSAT terminals, components including indoor units, outdoor units, antennas, voice, video, serial data appliances, and system integration services to integrate all of the above into a system.

HNS also provides specialized equipment to the Mobile Satellite Systems and Terrestrial Microwave industries. Through large multi-year contracts, HNS develops and supplies turnkey networking and terminal systems for various operators who offer mobile satellite-based voice and data services. HNS also supplies microwave-based networking equipment to mobile operators for back-hauling their data from cellular telephone sites to their switching centers. In addition, local exchange carriers, or CLECs, use its equipment for broadband access traffic from corporations bypassing local phone companies. The size and scope of these projects vary from year to year and do not follow a pattern that can be reasonably predicted.

Market trends impacting its revenue. The following table presents HNS’ revenues by end market for the three months ended March 31, 2005 and 2006, respectively:

	Three Months Ended March 31,
(Dollars in thousands)	2005	2006
North American Network Equipment and Services	$63,860	$68,344
Consumer/SMB	58,370	69,777
International Network Equipment and Services	38,654	43,187

Total VSAT	160,884	181,308

Mobile Satellite Systems	13,798	11,750
Terrestrial Microwave	3,549	3,734

Total Telecom Systems	17,347	15,484

Total revenues	$178,231	$196,792

Revenue from HNS’ North American Network Equipment and Services customers increased from the three months ended March 31, 2005 to the three months ended March 31, 2006 primarily due to an increase in hardware sales to a single customer.

HNS’ Consumer/SMB business has experienced rapid growth due to new market distribution channels focused on geographic areas that have historically been underserved by DSL and cable. In addition, the improved quality of service at higher speeds has allowed HNS to meet the broadband Internet access needs of its customers. HNS’ Consumer/SMB subscriber base has grown from approximately 239,100 subscribers at March 31, 2005 to approximately 291,600 subscribers at March 31, 2006. During that same time period, average revenue per unit (“ARPU”) has increased from approximately $59 for the three months ended March 31, 2005 to approximately $60 for the three months ended March 31, 2006. Revenue growth in the Consumer/SMB market has been driven by two factors: (i) targeted service plans aimed at Consumer/SMB customers’ IP-based broadband access needs and (ii) enhancement in the performance capabilities of the service offering. However, as the composition of the VSAT customer base shifts to consist of more Consumer/SMB customers and equipment prices decline to remain competitive with terrestrial alternatives, HNS believes that this will continue to result in downward pressure on service fees.

In the three months ended March 31, 2006, HNS experienced an increase in revenues from its International Network Equipment and Services business compared to the same period in 2005, fueled by growth in both the rural telephony and education sectors. HNS expects that future revenue growth will be driven by the service business in emerging countries where there is a lack of basic infrastructure.

HNS has also benefited from its long-term contracts with large enterprise customers who contract for integrated network services; however, growth in this area is dependent on the timing of the large multi-year awards from these customers. Additionally, in response to increasingly complex customer requirements, HNS has begun to include both terrestrial solutions, such as DSL, as well as traditional satellite solutions, in its managed network service offerings. Its margins with respect to the terrestrial components of such offerings may be lower than that of the satellite-based component because HNS is acting as a reseller of the terrestrial components. HNS continues to focus its efforts on development and delivery of products and services to customers that improve the service capabilities (i.e., speed, throughput, and reliability) at competitive prices. In addition, in mid-2005, HNS introduced its next generation VSAT terminals, the DW7000 series (renamed HN7000 in 2006), which HNS believes expands its market opportunities because of the product’s higher transmission rates and lower costs.

HNS’ Mobile Satellite Systems revenues declined from the three months ended March 31, 2005 to the comparable period in 2006, as certain large contracts and other programs were either completed or neared completion. However, HNS expects that its Mobile Satellite Systems revenues will grow in 2006 due to two new projects awarded in the fourth quarter of 2005 involving the development of ground based beam forming technology. HNS is also actively pursuing a number of opportunities in the area of hybrid satellite/terrestrial mobile networks. HNS believes that this area is the growth area of the mobile satellite industry as it allows sharing of bandwidth between terrestrial and satellite applications, and provides us with opportunities for expansion in its Mobile Satellite Systems business. HNS’ Terrestrial Microwave revenues increased slightly from the three months ended March 31, 2005 to the comparable period in 2006 and it is anticipated that these revenues will fluctuate as HNS pursues revenue opportunities through sales of point-to-multipoint equipment to international mobile operators for backhauling their cellular telephone sites to their switching centers.

Cost of Services. HNS’ cost of services relates to costs associated with the provision of network services, and consists primarily of satellite capacity leases, hub infrastructure, customer care, depreciation expense related to network infrastructure and the salaries and related employment costs for those employees who manage its network operations and other project areas. These costs, except for satellite capacity leases and customer care costs, which are dependent on the number of customers served, have remained relatively constant from the three months ended March 31, 2005 to the comparable period in 2006 despite increasing traffic on its network as HNS has been able to consolidate certain components of its network. In addition, the migration to a single, upgraded platform for its Consumer/SMB and North American Network Equipment and Services businesses has enabled HNS to leverage its satellite bandwidth and network operation facilities to achieve further cost efficiencies.

In recent years, satellite capacity has not been a limiting factor in growing the VSAT service business. Satellite capacity is typically sold under long-term contracts by its fixed satellite service (“FSS”) providers, and HNS is continually evaluating the need to secure additional capacity with sufficient lead time to permit it to provide reliable service to its customers. If any anomalies occur with a satellite upon which HNS leases transponder space, HNS could experience a disruption of service. Certain anomalies occurred in 2002, 2004 and 2005 but HNS was able to provide acceptable service according to the terms of its contracts. Any future anomalies could cause disruptions that lead to increased costs to reposition antennas or in the event of total failure, cause a contract to terminate. Many of its contracts with FSS providers contain remedies that provide funds that allow HNS to partially offset any damages it may owe to its customers resulting from such disruptions of service.

Cost of Hardware Products Sold. HNS outsources a significant portion of the manufacturing of its hardware for both its VSAT and Telecom Systems businesses to third-party contract manufacturers. Its cost of hardware relates primarily to the cost of direct materials and subsystems (e.g., antennas), salaries and related employment costs for those employees who are directly associated with the procurement and manufacture of its products, and other items of indirect overhead incurred in the procurement and production process. As it relates to its Mobile Satellite Systems business, cost of hardware includes certain engineering costs related to the design of a particular project. In addition, certain software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” and amortized to cost of hardware products sold over their estimated useful lives, not to exceed five years. With respect to VSAT operating leases assigned to financial institutions in which HNS retains a continuing obligation, cost of hardware products sold includes the depreciation of installed equipment under VSAT operating leases over the life of the lease. Under the terms of the new arrangements in which HNS does not have a continuing obligation to perform, its cost of hardware products sold per unit of equipment sold will initially be higher compared to the arrangement in which HNS does have a continuing obligation to perform because HNS will recognize the entire cost upon the transfer of title instead of depreciating the cost over the term of the contract. See “—Factors Affecting HNS’ Results of Operations—

Customer Equipment Financing Arrangements.” As HNS has developed new product offerings, it has reduced product costs due to higher levels of component integration, design improvements and volume increases.

Subscriber acquisition costs (“SAC”) are associated with HNS’ Consumer/SMB business and are comprised of three elements: the cost of hardware and related installation, sales and marketing expense, and dealer and customer service representative commissions on new installations/activations. The cost of hardware, including installation, is deferred and amortized over the initial contract period as a component of cost of hardware products sold. The portion of subscriber acquisition costs related to sales and marketing is expensed as incurred. Dealer and customer service representative commissions are deferred and amortized over the initial contract period as a component of sales and marketing expense.

Research and Development. Research and development expenses relate to costs associated with the engineering support for existing platforms and development efforts to build new products and software applications. Research and development costs consist primarily of the salaries of certain members of HNS’ engineering staff burdened with an applied overhead charge. In addition, HNS incurs other costs for subcontractors, material purchases and other direct costs in support of product developments.

Sales and Marketing. Sales and marketing expense consists primarily of the salaries, commissions and related benefit costs of HNS’ direct sales force and marketing staff, advertising, travel, allocation of facilities and other directly related overhead costs, as well as other subscriber acquisition costs related to its Consumer/SMB business. Dealer and customer service representative commissions are deferred and amortized over the initial contract period as a component of sales and marketing expense. The portion of subscriber acquisition costs related to sales and marketing is expensed as incurred.

General and Administrative. General and administrative expense relates to costs associated with common support functions, such as accounting and finance, risk management, legal, information technology, administration, human resources and senior management. These costs consist primarily of the salaries and related employee benefits for those employees who support such functions, as well as facilities, costs for third-party service providers (such as outside tax and legal counsel and insurance providers) and depreciation of fixed assets, including real estate.

Impact of the April 2005 Acquisition and the January 2006 Acquisition

On April 22, 2005, HNS consummated the transactions contemplated by the contribution agreement with SkyTerra, DIRECTV, and DTV Networks dated December 3, 2004. Pursuant to the agreement, DTV Networks contributed to HNS substantially all of its assets and certain liabilities related to its VSAT business, as well as the remaining assets of its SPACEWAY satellite communications platform that is under development and that will not be used in DIRECTV’s direct-to-home satellite broadcasting business. This includes the SPACEWAY 3 satellite which is currently being manufactured by Boeing, certain network operations center facilities, certain other ground facilities and equipment and intellectual property rights. DIRECTV retained the SPACEWAY 1 and 2 satellites for use in its direct-to-home video entertainment business, and HNS and DIRECTV entered into a reciprocal agreement whereby each party provides certain technical assistance services to the other in connection with the operation of its respective satellites.

As consideration for the sale to HNS of DTV Networks’ assets and liabilities, HNS paid DTV Networks $190.7 million in cash, subject to adjustment based principally upon the value of its working capital. SkyTerra then purchased 50% of HNS’ equity interests from DTV Networks for $50.0 million in cash and 300,000 shares of SkyTerra common stock, valued at $16.35 per share on December 3, 2004. Upon consummation of the January 2006 Acquisition, HNS paid DTV Networks $10.0 million to resolve working capital and other purchase price adjustments. Pursuant to the terms of the April 2005 Acquisition, DIRECTV retained responsibility for all of its pre-closing domestic and international tax liabilities and is entitled to any refunds. HNS has recorded a liability for the estimated amount HNS may be required to pay to DIRECTV resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005.

Upon the consummation of the April 2005 Acquisition, HNS reimbursed both SkyTerra and DIRECTV for all incurred costs, fees and expenses in connection with the transaction.

As part of the April 2005 Acquisition, HNS incurred substantial debt, which has resulted in a significant increase in its interest expense. Payments required to service this indebtedness have substantially increased its liquidity requirements as compared to prior years. For more information regarding its debt structure, see “—Liquidity and Capital Resources.”

HNS has completed various cost-saving initiatives that were implemented following the closing of the April 2005 Acquisition. Such initiatives include workforce reductions and changes in its SPACEWAY operating costs given the realignment of the SPACEWAY project announced in the third quarter of 2004. The realignment of the SPACEWAY project was due both to the distribution of the first two satellites to DIRECTV and also the effective completion of the development phase of the project. This has resulted in the reduction of labor directly associated with the project and also a significant reduction of support personnel and fixed costs that are no longer required.

Prior to the April 2005 Acquisition, HNS received certain corporate services provided by DIRECTV (including tax advisory services, treasury/cash management, risk management, audit functions, employee benefits and business insurance) and its employees participated in certain DIRECTV-sponsored employee benefit programs. Subsequent to April 22, 2005, HNS has been providing most of these services for itself. Its cost for providing these services has not exceeded the amount previously charged by DIRECTV. The costs of the services performed by DIRECTV for HNS and the allocation of employee benefit program costs for its employees reflected in the financial statements amounted to $9.4 million in the three months ended March 31, 2005.

As a result of entering into the contribution agreement in connection with the April 2005 Acquisition, HNS performed an impairment analysis of its long-lived assets. Based on the purchase price of the assets, HNS determined that the fair value of its net assets at the time of execution of the contribution agreement was $265.9 million, which was $150.3 million less than the carrying amount of its net assets at the date of the contribution agreement. Accordingly, HNS recognized a $150.3 million impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of its net assets over their fair value. In recording the impairment provision, HNS provided a reserve of $5.0 million to reflect certain remaining contract obligations with a vendor that was formerly a related party and allocated the remaining $145.3 million to its long-term assets other than certain real estate assets with an appreciated market value, the VSAT operating lease assets that are recoverable from customer contracts and the remaining net assets of SPACEWAY which had previously been adjusted to fair value as described elsewhere in this report. The April 2005 Acquisition was accounted for using the historical basis of accounting with the assets and liabilities carried over at their historical values, as reduced by the impairment recorded in the fourth quarter of 2004.

To give effect to the January 2006 Acquisition, HNS’ assets and liabilities were adjusted to estimated fair value in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). This adjustment resulted in the following changes to HNS’ assets and liabilities as of January 1, 2006 (dollars in thousands):

Increase in assets acquired	$19,506
Increase in liabilities assumed	(8,316)

Increase in net assets acquired	$11,190

Results of Operations

Reflected below is a summary comparison of operating costs and expenses as a percentage of total revenues:

Costs as a Percentage of Total Revenues Three Months Ended March 31, 2005 and 2006

(Dollars in thousands)	Three Months Ended March 31, 2005	Percent of Total Revenues	Three Months Ended March 31, 2006	Percent of Total Revenues
Revenues:
Services	$96,840	54%	$105,234	53%
Hardware sales	81,391	46%	91,558	47%

Total revenues	178,231	100%	196,792	100%

Operating costs and expenses:
Cost of services	69,954	39%	72,451	37%
Cost of hardware products sold	67,183	38%	73,672	37%
Research and development	15,464	9%	7,937	4%
Sales and marketing	20,828	12%	19,705	10%
General and administrative	18,553	10%	12,972	7%
Amortization of intangibles	—	—	1,067	1%

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

The following table presents HNS’ revenues for the three months ended March 31, 2005 and 2006, and the increase or decrease and percentage change between the periods presented:

	Three Months Ended March 31,
(Dollars in thousands)	2005	2006	Increase (decrease)	Percentage change
Revenues:
Services	$96,840	$105,234	$8,394	9%
Hardware sales	81,391	91,558	10,167	12%

Total revenues	$178,231	$196,792	$18,561	10%

Revenue by end markets:
North American Network Equipment and Services	$63,860	$68,344	$4,484	7%
Consumer/SMB	58,370	69,777	11,407	20%
International Network Equipment and Services	38,654	43,187	4,533	12%

Total VSAT	160,884	181,308	20,424	13%

Mobile Satellite Systems	13,798	11,750	(2,048)	(15%)
Terrestrial Microwave	3,549	3,734	185	5%

Total Telecom Systems	17,347	15,484	(1,863)	(11%)

Total revenues	$178,231	$196,792	$18,561	10%

Services Revenue

Substantially all of HNS’ services revenue is generated by its VSAT business. For the three months ended March 31, 2006, services revenue increased by $8.4 million, or 8.7%, to $105.2 million from $96.8 million for the three months ended March 31, 2005. This increase is due primarily to revenue increases in its Consumer/SMB business. Consumer/SMB service revenue increased by $9.4 million due to increases in its subscriber base and ARPU. HNS’ total subscriber base increased from approximately 239,100 at March 31, 2005 to approximately 291,600 at March 31, 2006. ARPU increased slightly from $59 for the three months ended March 31, 2005 to $60 for the three months ended March 31, 2006. Services revenue in HNS’ North American Network Equipment and Services business decreased by $1.2 million due primarily to the expiration of one large customer contract, offset by a $1.1 million increase in revenue from the three months ended March 31, 2005 to the three months ended March 31, 2006 of revenue associated with the SPACEWAY services agreement with DIRECTV, which revenue HNS does not expect will recur in future periods.

Hardware Sales Revenue

For the three months ended March 31, 2006, hardware sales revenue increased by $10.2 million, or 12.5%, to $91.6 million from $81.4 million for the three months ended March 31, 2005.

VSAT. For the three months ended March 31, 2006, VSAT hardware sales revenue increased by $12.2 million to $76.5 million from $64.3 million for the three months ended March 31, 2005. Hardware sales revenue from HNS’ North American Network Equipment and Services customers increased by $5.7 million primarily due to $5.6 million of equipment sales to a single customer in the first quarter of 2006. Hardware sales revenue from HNS’ Consumer/SMB customers increased by $2.0 million as HNS continued to add new Consumer/SMB Internet subscribers and sell additional hardware to upgrade subscribers to the DW7000 (renamed HN7000) products. In addition, International Network Equipment and Services hardware sales revenue increased by $4.5 million primarily due to additional hardware sales globally to independent service providers.

Telecom Systems. For the three months ended March 31, 2006, hardware sales revenue from HNS’ Telecom Systems businesses decreased by $2.0 million, or 11.7%, to $15.1 million from $17.1 million for the three months ended March 31, 2005. The decrease is primarily related to the completion of deliverables on a contract with a large mobile satellite operator in the United Arab Emirates which accounted for $7.9 million, offset by the start of development activities on two new mobile satellite projects awarded in the fourth quarter of 2005. These new projects employ the development of ground-based beam forming (“GBBF”) technology and account for a $5.9 million increase in revenues.

Cost of Services

For the three months ended March 31, 2006, cost of services increased by $2.5 million, or 3.6%, to $72.5 million from $70.0 million for the three months ended March 31, 2005, although cost of services as a percentage of revenues decreased to 37% for the three months ended March 31, 2006 from 39% for the three months ended March 31, 2005. The increase in the cost of services was the result of the increased subscriber base in the Consumer/SMB business. This larger subscriber base resulted in an increase in satellite capacity lease expense of $4.5 million. This increase was partially offset by decreases in repair and maintenance costs of $1.0 million, a $0.3 million reduction in network operations center expenses and a reduction of depreciation expense of $0.7 million as a result of the impact of applying purchase accounting in accordance with SFAS No. 141.

Cost of Hardware Products Sold

For the three months ended March 31, 2006, cost of hardware products sold increased by $6.5 million, or 9.7%, to $73.7 million from $67.2 million for the three months ended March 31, 2005. Cost of hardware products sold as a percentage of revenues decreased to 37% for the three months ended March 31, 2006 from 38% for the three months ended March 31, 2005.

VSAT. For the VSAT segment, costs increased by $8.3 million or 15.3% to $62.7 million from $54.4 million. This increase was primarily attributable to increased hardware revenues of $12.2 million.

Telecom Systems. For the Telecom Systems segment, cost of hardware product sold decreased by $1.8 million, or 14.1%, to $11.0 million from $12.8 million. This decrease resulted primarily from $5.7 million in lower product costs and reduced project specific engineering efforts due to the completion of a contract with a large mobile satellite operator in the United Arab Emirates, offset by $3.8 million in increased engineering efforts related to the development of new GBBF projects.

Research and Development

For the three months ended March 31, 2006, research and development expense decreased by $7.6 million, or 49.0%, to $7.9 million from $15.5 million for the three months ended March 31, 2005. Research and development expense as a percentage of revenues also decreased, to 4% for the three months ended March 31, 2006 from 9% for the three months ended March 31, 2005. The decrease in research and development expense was due to an $8.1 million decrease in SPACEWAY research and development expenses resulting from an overall decrease in SPACEWAY expenditures as a result of DIRECTV’s decision to change the SPACEWAY business plan. This decrease was partially offset by increased spending in enhanced modem development as well as an increase in new development projects of $0.4 million.

Sales and Marketing

For the three months ended March 31, 2006, sales and marketing expense decreased by $1.1 million, or 5.3%, to $19.7 million from $20.8 million for the three months ended March 31, 2005. Sales and marketing expense as a percentage of revenues also decreased, to 10% for the three months ended March 31, 2006 from 12% for the three months ended March 31, 2005. The decrease in sales and marketing expense is due primarily to a $0.4 million decrease in advertising costs primarily related to the placement of advertisements and infomercials and a $0.6 million decrease in SPACEWAY marketing efforts due to headcount and other cost reductions attributable to DIRECTV’s decision that HNS would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated which resulted in a reduction in its efforts to introduce existing and prospective customers to the SPACEWAY technology.

General and Administrative

For the three months ended March 31, 2006, general and administrative expense decreased by $5.6 million, or 30.1%, to $13.0 million from $18.6 million for the three months ended March 31, 2005. General and administrative expense as a percentage of revenues also decreased, to 7% for the three months ended March 31, 2006 from 10% for the three months ended March 31, 2005. The decrease in general and administrative expense was primarily due to a $2.6 million decrease related to the termination of the DIRECTV long term incentive program in which HNS employees participated and for which costs were allocated by DIRECTV, a $1.9 million decrease related to charges in the three month period ended March 31, 2005 from DIRECTV for HNS employee participation in DIRECTV’s benefit plans and a $1.0 million decrease related to other costs previously allocated to HNS from DIRECTV.

Amortization of Intangibles

As a result of the January 2006 Acquisition, HNS has recorded intangible assets as of January 1, 2006 relating to customer relationships, technology patents, trademarks and backlog in accordance with SFAS No. 141. Amortization of intangible assets was $1.1 million in the three months ended March 31, 2006. This was no amortization expense relating to intangible assets in the prior year. Amortization of intangibles as a percentage of revenue was 0.5% for the three months ended March 31, 2006.

Operating Income (Loss)

HNS generated operating income of $9.0 million in the three months ended March 31, 2006 compared to an operating loss of $13.8 million for the three months ended March 31, 2005. Operating income improved in the VSAT segment for the three months ended March 31, 2006, as a result of increased revenue primarily in the Consumer/SMB business coupled with product cost reductions related to the next generation VSAT terminal and operating expense reductions in the total VSAT business segment.

Interest Expense

Interest expense consists primarily of the gross interest costs HNS incurs related to its senior debt facilities, VSAT hardware financing, and various borrowings by its foreign subsidiaries. For the three months ended March 31, 2006, interest expense increased by $8.4 million to $9.4 million from $1.0 million for the three months ended March 31, 2005. This increase is due primarily to interest incurred on the $325.0 million of term indebtedness entered into in connection with the April 2005 Acquisition. Assuming that going forward HNS only enters into VSAT financing arrangements in which HNS does not have a continuing obligation to perform, in the remainder of 2006 its interest expense attributable to VSAT hardware financing will be lower than the 2005 amount. In April 2006, in connection with the issuance of the $450.0 million Senior Notes at a fixed interest rate of 9 1/2%, the $325.0 million of variable rate term indebtedness was repaid in full.

Other Income, Net

For the three months ended March 31, 2006, other income, net increased by $0.8 million to $1.1 million from $0.3 million for the three months ended March 31, 2005. The increase was primarily attributable to higher interest income of $0.9 million. Interest income increased due to the investment of funds borrowed in connection with the April 2005 Acquisition.

Liquidity and Capital Resources

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Net Cash Used in Operating Activities

Net cash used in operating activities decreased $35.9 million, or 76.2%, to $11.2 million for the three months ended March 31, 2006 from $47.1 million for the three months ended March 31, 2005. This decrease was due primarily to an improvement in cash flow from changes in operating assets and liabilities of $25.1 million and improvement in gross margin (revenues less costs of services and hardware), lower research and development costs, lower general and administrative expense, and lower sales and marketing expense, net of the decrease in depreciation and amortization totaling $19.7 million. Partially offsetting these decreases was an increase in interest expense of $8.4 million, primarily attributable to the additional debt incurred in connection with the April 2005 Acquisition.

For the three months ended March 31, 2006, net cash used in operating activities was principally comprised of $0.2 million net income, increased by $7.1 million of depreciation and amortization and $0.4 million of debt issuance cost amortization, partially offset by a reduction in cash flows from operating assets and liabilities of $18.9 million.

For the three months ended March 31, 2005, net cash used in operating activities was principally comprised of a $14.4 million net loss, increased by a decrease in cash flows from operating assets and liabilities of $44.0 million, partially offset by $11.3 million of depreciation and amortization.

Net Cash Flows Used in Investing Activities

Net cash used in investing activities increased $0.1 million, or 0.6%, to $18.0 million for the three months ended March 31, 2006 from $17.9 million for the three months ended March 31, 2005. The increase relates primarily to the net purchase of $2.0 million in short-term marketable securities in 2006 and an increase in capitalized software expenditures of $2.0 million. Offsetting these uses of net cash flows was a $2.8 million decrease in capital expenditures for property, consisting principally of a decrease in the SPACEWAY program expenditures and VSAT operating lease hardware of $4.9 million which was partially offset by an increase in other capital expenditures of $2.1 million.

Capital expenditures for the three months ended March 31, 2005 and March 31, 2006 consists of the following:

	Three Months Ended March 31,		Increase (Decrease)
(Dollars in thousands)	2005	2006
Capital expenditures
SPACEWAY program	$8,000	$3,781	$(4,219)
VSAT operating lease hardware	2,237	—	(2,237)
Capitalized software	2,585	4,562	1,977
Other capital expenditures—VSAT	3,461	5,003	1,542
Capital expenditures—other	422	2,570	2,148

Total capital expenditures	$16,705	$15,916	$(789)

Net Cash Flows Provided by Financing Activities

Net cash (used in) provided by financing activities decreased $71.3 million to $6.8 million used in financing activities for the three months ended March 31, 2006 from $64.5 million provided by financing activities for the three months ended March 31, 2005. The decrease relates primarily to capital contributions from DTV Networks of $70.6 million in 2005, when HNS was still a wholly owned subsidiary, which did not occur in 2006.

Future Liquidity Requirements

HNS is significantly leveraged. HNS expects that its principal future liquidity requirements will be for working capital, debt service, the costs to complete and launch the SPACEWAY 3 satellite, and, to a lesser extent, other capital expenditures such as VSAT operating lease hardware and other VSAT capital expenditures. Pursuant to the April 2005 Acquisition, HNS incurred $325.0 million of term indebtedness with a floating interest rate and obtained a $50.0 million revolving credit facility which was undrawn at March 31, 2006. The $325.0 million was comprised of a first lien credit facility of $275.0 million and a second lien credit facility of $50.0 million. At March 31, 2006, the interest rate with respect to outstanding borrowings under the first lien credit facility was 8.375% per annum and the interest rate with respect to outstanding borrowings under the second lien credit facility was 12.625% per annum. The $50.0 million revolving credit facility was available under the first lien credit agreement for borrowings and for issuance of letters of credit. At March 31, 2006, HNS has issued letters of credit totaling $13.4 million under the revolving credit facility. As a result, the available borrowing capacity under the revolving credit facility at March 31, 2006 was $36.6 million.

On April 13, 2006, HNS, along with HNS Finance Corp. as co-issuer, issued $450.0 million aggregate principal amount of 9 1/2% senior notes due 2014 (the “Senior Notes”) in a private placement. The Senior Notes are guaranteed on a senior unsecured basis by each of HNS’ current and future domestic subsidiaries that guarantee any of HNS’ indebtedness or indebtedness of other HNS subsidiary guarantors, including the indebtedness under HNS’ revolving credit facility. A portion of the net proceeds of the offering were used to repay the $325.0 million of term indebtedness. The remainder is available to HNS for general corporate purposes. In connection with the offering, HNS amended its $50.0 million revolving credit facility pursuant to an amendment and restatement of the credit agreement governing this credit facility. The Senior Notes were offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended, (the “Securities Act”) and in offshore transactions to non-United States persons in reliance on Regulation S of the Securities Act.

The agreements governing the amended revolving credit facility and Senior Notes require HNS to comply with certain affirmative and negative covenants, for as long as there is any debt balance outstanding under the amended revolving credit facility and the Senior Notes are outstanding. Affirmative covenants under the amended revolving credit facility include items such as preserving its businesses and properties, maintaining insurance over its assets, paying and discharging all material taxes when due, and furnishing the lenders’ administrative agents its financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported, reports setting forth litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. Negative covenants under the amended revolving credit facility include limitations on amendments or modifications to indebtedness.

Negative covenants contained in the indenture governing the Senior Notes include limitations on HNS’ ability and/or certain of its subsidiaries’ ability to incur additional indebtedness, issue redeemable stock and subsidiary preferred stock, incur liens, pay dividends or distributions or redeem or repurchase capital stock, prepay, redeem or repurchase debt, make loans and investments, enter into agreements that restrict distributions from HNS’ subsidiaries, sell assets and capital stock of HNS’ subsidiaries, enter into certain transactions with affiliates, consolidate or merge with or into, or sell substantially all of its assets to, another person, and enter into new lines of business.

Based on its current and anticipated levels of operations and conditions in its markets and industry, HNS believes that its cash on hand, cash flow from operations and availability under the revolving credit facility will enable HNS to meet its working capital, capital expenditure, including construction costs for SPACEWAY, debt service, research and development and other funding requirements for the foreseeable future. However, its ability to fund its working capital needs, research and development activities, debt payments and other obligations, and to comply with the financial covenants under its debt agreements, depends on its future operating performance and cash flow, which are in turn subject to prevailing economic conditions, the level of spending by its customers and other factors, many of which are beyond its control.

Commitments and Contingencies

In 2002, the Department of Revenue Intelligence (“DRI”) in India initiated an action against a former affiliate and customer of HNS, Hughes Tele.com (India) Ltd. (“HTIL”) relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against HNS and other HTIL suppliers whose shipments were the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd. (“TTML”) after the Tata Group purchased its equity interest in December 2003, was the principal party of interest in this action. HNS, together with the other named suppliers, was potentially liable for penalties in an amount of up to five times the underpayment of duty if HNS had been found to have aided HTIL in avoiding duty. In connection with its sale to the Tata Group, HNS did not indemnify TTML in relation to its own potential liability in this matter. The parties filed replies to the DRI’s allegations and after a series of hearings the Office of the Settlement Commission recently issued a final order closing the case with no liability for the Company.

Following a voluntary disclosure by DIRECTV and DTV Networks in June 2004, DIRECTV and DTV Networks entered into a consent agreement with the U.S. Department of State in January 2005 regarding alleged violations of the International Traffic in Arms regulations involving exports of technology related to the VSAT business primarily to China. As part of the consent agreement, which applies to HNS, one of its subsidiaries was debarred from conducting certain international business. HNS is now eligible to seek reinstatement and intends to do so in the near future. In addition, HNS is required to enhance its export compliance program to avoid future infractions. As a result of the voluntary disclosure and the consent agreement, HNS is currently unable to perform its obligations under certain contracts with certain customers in China and Korea addressed by the consent agreement, and if ultimately unable to perform, HNS may be liable for certain damages of up to $5.0 million as a result of its non-performance. In November 2005, HNS received notice that one of these customers in China had filed a demand for arbitration with the International Center for Dispute Resolution, a division of the American Arbitration Association. The arbitration was stayed pending non-binding mediation. The non-binding mediation was completed in March 2006 and did not resolve the dispute. As a result, the arbitration is expected to resume.

HNS is also involved in various claims and lawsuits arising in the normal conduct of its business. Its management is not aware of any claims or adverse developments with respect to such matters which will have a material adverse effect on its consolidated financial position, results of operations, cash flows or ability to conduct its business.

Off-Balance Sheet Arrangements

HNS is required to issue standby letters of credit and bonds primarily to support certain sales of its equipment to international government customers. These letters of credit are either bid bonds to support RFP bids, or to support advance payments made by customers upon contract execution and prior to equipment being shipped, or guarantees of performance issued in support of its warranty obligations. Bid bonds typically expire upon the issue of the award by the customer. Advance payment bonds expire upon receipt by the customer of equipment, and performance bonds expire typically when the warranty expires, generally one year after the installation of the equipment.

As of March 31, 2006, $28.3 million of HNS’ contractual obligations to customers and other statutory/governmental agencies were secured by letters of credit issued through its and its subsidiaries’ credit facilities. Of this amount, $13.4 million were issued under the $50.0 million revolving credit facility, $4.9 million were secured by restricted cash, and the balance was secured by letters of credit issued under credit arrangements available to its Indian subsidiaries. Certain of the letters of credit issued by its Indian subsidiaries are secured by those entities’ assets.

Seasonality

Like many communications infrastructure equipment vendors, a significant amount of its hardware sales occur in the second half of the year due to its customers’ annual procurement and budget cycles. Large enterprises and operators usually allocate their capital expenditure budgets at the beginning of their fiscal year (which often coincides with the calendar year). The typical sales cycle for large complex system procurements is 6 to 12 months which often results in the customer expenditure occurring towards the end of the year. Customers often seek to expend the budgeted funds prior to the end of the year and the next budget cycle. As a result, interim results are not indicative of the results to be expected for the full year.

Inflation

Historically, inflation has not had a material effect on HNS’ results of operations.

New Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs—an amendment of Accounting Research Bulletin No. 43 (“ARB 43”) Chapter 4 (“SFAS No. 151”). SFAS No. 151 amends ARB 43, Chapter 4 to clarify the accounting for idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 requires that these types of costs be recognized as current period expenses when incurred. SFAS No. 151 is effective for HNS for inventory costs incurred on or after January 1, 2006. The adoption of this standard did not have a significant impact on HNS’ results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment,” a revision of SFAS No. 123 (“SFAS No. 123R”). SFAS No. 123R requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123R is effective for HNS beginning on January 1, 2006 and provides entities two transition methods. Under the modified prospective method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date. The modified retrospective method is a variation of the modified prospective method, except entities can restate all prior periods presented or prior interim periods in the year of adoption using the amounts previously presented in the pro forma disclosure required by SFAS No. 123. As HNS previously accounted for share-based payments using the fair value method under SFAS No. 123, the adoption of SFAS No. 123R did not have a material impact on HNS’ results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” (“SFAS No. 154”). SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effective of the change. SFAS No. 154 is effective for HNS for accounting changes made on or after January 1, 2006; however the statement does not change the transition provisions of any existing accounting pronouncements. The adoption of SFAS No. 154 did not have a material impact on HNS’ results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” (“SFAS No. 155”), an amendment to FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. HNS does not expect the adoption of SFAS No. 155 to have a material impact on its results of operations or financial position.

Item 3.	Quantitative and Qualitative Information About Market Risk

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, you should not consider the forward-looking statements as projections by us of future events or losses.

General

Our cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of our equity investments. We manage our exposure to those market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We enter into derivative instruments only to the extent considered necessary to meet our risk management objectives and do not enter into derivative contracts for speculative purposes.

Foreign Currency Risk

We generally conduct our business in United States dollars. However, as our international business is conducted in a variety of foreign currencies, we are exposed to fluctuations in foreign currency exchange rates. Our objective in managing our exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we may enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures. As of March 31, 2006, we had purchased foreign exchange contracts totaling $4.4 million to mitigate foreign currency fluctuation risks associated with short-term U.S. dollar denominated obligations. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material at March 31, 2006. All forward exchange contracts expire by June 30, 2006. The impact of a hypothetical 10% adverse change in exchange rates on the fair value of foreign currency denominated assets and liabilities would be an estimated loss of $2.8 million as of March 31, 2006.

Interest Rate Risk

We have a significant amount of cash. We have invested this cash in short-term investments which are subject to market risk due to changes in interest rates. We have established an investment policy which governs our investment strategy and stipulates that we diversify our investments among United States Treasury securities and other high credit quality debt instruments that we believe to be low risk. We are averse to principal loss and seek to preserve our invested funds by limiting default risk and market risk.

The Senior Notes issued on April 13, 2006 are not subject to interest rate fluctuations because the interest rate is fixed for the term of the instrument. However, we are subject to fluctuating interest rates on certain other debt, which may adversely impact our consolidated results of operations and cash flows. We had outstanding variable rate borrowings of $325.4 million at March 31, 2006 of which $325.0 million was repaid in April 2006 with a portion of the proceeds of the fixed rate Senior Notes. As of March 31, 2006, the hypothetical impact of a one percentage point increase in interest rates related to our outstanding variable rate debt, excluding the variable rate debt repaid in April 2006, would not be material.

Credit Risk

We are exposed to credit risk in the event of non-performance by the counterparties to our derivative financial instrument contracts. While we believe this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Commodity Price Risk

All of our products contain components whose base raw materials have undergone dramatic cost increases in the last six to 12 months. Increases in pricing of crude oil, gold and other metals such as zinc and aluminum have the ability to affect our product costs. We have been successful in offsetting or mitigating our exposure to these raw material cost increases but if we are unable to mitigate future increases, this could have an adverse impact on our product costs. We are unable to predict the possible impact of changes in commodity prices.

Item 4.	Controls and Procedures

As of the end of the period covered by this report, members of management of our Company, with the participation of our Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of the design and operation of our Company’s disclosure controls and procedures. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that our company’s disclosure controls and procedures were effective to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.

Management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our Company’s disclosure controls and procedures will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

There has been no change in our internal control over financial reporting during the first quarter of 2006 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1.	Legal Proceedings

Since filing the April 6, 2006 Offering Memorandum issued in connection with the issuance or our 9 1/2 % Senior Notes due 2014, the Office of the Settlement Commission of the Department of Revenue Intelligence (“DRI”) in India recently issued a final order closing the case brought by the DRI against us with no liability for the Company. Other than the foregoing, there are no material changes from the litigation previously disclosed in the April 6, 2006 Offering Memorandum.

Item 1A.	Risk Factors

There are no material changes from the risk factors previously disclosed in the April 6, 2006 Offering Memorandum issued in connection with the issuance of our 9 1/2% Senior Notes due 2014.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3.	Defaults Upon Senior Securities

None.

Item 4.	Submission of Matters to a Vote of Security Holders

None.

Item 5.	Other Information

None.

Item 6.	Exhibits

For a list of exhibits, please see the Quarterly Report on Form 10-Q of Hughes Communications, Inc. for the quarterly period ended March 31, 2006, filed with the Commission on May 15, 2006.

SIGNATURES

The Company has caused this Report to Holders and the Trustee to be signed on its behalf by the undersigned thereunto duly authorized.

HUGHES NETWORK SYSTEMS, LLC

Date:	May 15, 2006	/s/ Grant A. Barber
		Name:	Grant A. Barber
		Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)